The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Explanatory Note:  The following are documents of Mitsubishi Electric Corporation that are incorporated by reference into the Notice of Extraordinary General Meeting of Shareholders Convocation of KITA KOUDENSHA dated February 9, 2024, specifically (a) the Articles of Incorporation of Mitsubishi Electric Corporation, (b) selected sections from the Notice of Convocation of the 152nd Ordinary General Meeting of Shareholders of Mitsubishi Electric Corporation, including the Business Report, financial statements and audit reports, and (c) and the “Other Matters Subject to Measures for Electronic Provision for the 152nd Ordinary General Meeting of Shareholders of Mitsubishi Electric Corporation.”]

(Translation)

ARTICLES OF INCORPORATION

MITSUBISHI ELECTRIC CORPORATION

HISTORY:

Issued: Jan. 14, 1921

Amended:

Dec.	26,	1921	May	27,	1946	June	29,	1982
Dec.	22,	1925	Apr.	8,	1947	June	28,	1985
Dec	24,	1931	July	29,	1948	June	29,	1988
Dec.	26,	1935	Sept.	12,	1949	June	28,	1990
Jan.	20,	1937	Nov.	30,	1951	June	27,	1991
May	25,	1937	Nov.	30,	1955	June	29,	1994
May	17,	1940	Nov.	28,	1956	June	27,	1997
Oct.	25,	1940	Nov	29,	1957	June	26,	1998

Nov.	25,	1941	Nov.	29,	1960	June	28,	2001
Nov.	26,	1942	May	30,	1963	June	27,	2002
May	26,	1943	Nov.	30,	1964	June	27,	2003
Aug.	20,	1943	Nov.	30,	1968	June	29,	2004
Nov.	25,	1943	Nov	29,	1969	June	29,	2006
May	26,	1944	Nov.	30,	1972	June	26,	2009
Nov.	25,	1944	May	30,	1975	June	26,	2015
Sept.	22,	1945	June	29,	1977	Oct.	1,	2016
Nov.	30,	1945	June	27,	1980	June	29,	2022

ARTICLES OF INCORPORATION

(As amended June 29, 2022)

Chapter I. General Provisions

(Trade Name)

Article 1.

The name of the Company shall be Mitsubishi Denki Kabushiki Gaisha. It shall be expressed in English as Mitsubishi Electric Corporation.

(Organizational Bodies)

Article 2.

As a “Company with Three-committee System,” the Company shall establish a Shareholders Meeting and Directors, as well as a Board of Directors, a Nomination Committee, an Audit Committee, a Compensation Committee, Executive Officers, and Financial Auditors.

(Location of Head Office)

Article 3.

The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(Corporate Purpose)

Article 4.

The purpose of this Company shall be to carry on the following businesses:

1)	Manufacture and sale of all types of electrical machinery and appliances, electronic equipment and appliances, industrial machinery and appliances, information processing equipment and appliances, household electrical machinery and appliances, lighting machinery and appliances, rolling stock machinery and appliances, ship machinery and appliances, aircraft machinery and appliances, guided rockets, satellites, communications equipment and appliances, machining tools and equipment, scientific and chemical equipment and instruments, optical equipment and instruments, atomic power machinery and equipment, gas instruments, building and residence-related products, semiconductors, integrated circuits, and other general machinery and equipment and parts;
2)	Manufacture and sale of measuring instruments;
3)	Manufacture and sale of alloys, electric wires, and cables, electric materials, magnetic materials, rubber products, and various kinds of synthetic resin products and wood products;
4)	Manufacture and sale of high pressure gas and containers therefor;
5)	Supply of electricity and heat services;
6)	Construction business and architectural planning business;
7)	Electric communications business, information processing business, and broadcasting business;

8)	Manufacture, sale, and import sales of medical equipment and instruments;
9)	Programming and sale of software relating to any of the foregoing items, and engineering business; and
10)	Any and all business relating to any of the foregoing items.

(Method of Public Notice)

Article 5.

Public notice of the Company shall be given by electronic notice. However, in the event of incidents or other circumstances that do not allow for public notice by electronic notice, notice shall be given by publication in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total Number of Shares Issuable by the Company)

Article 6.

The total number of shares issuable by the Company shall be eight billion (8,000,000,000) shares.

(Number of Shares Constituting One Unit)

Article 7.

The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

(Rights Related to Additional Shares of Less than One Unit)

Article 8.

Shareholders of the Company’s shares may not exercise rights other than the following rights in relation to shares of less than one unit that they hold.

1)	Rights stipulated in Article 189, Paragraph 2 of the Companies Act.
2)	Right to receive allotment of shares for subscription and right to receive allotment of share options according to the number of shares held.
3)	Right to make requests in accordance with stipulations of Article 9.

(Purchase of Additional Shares of Less than One Unit)

Article 9.

Shareholders of less than one unit of the Company’s shares may request the Company to sell shares to them to fulfill the basic one unit in accordance with share handling regulations.

(Shareholder Register Administrator)

Article 10.

1.	The Company shall have a shareholder register administrator for its shares.
2.	The shareholder register administrator and its share handling place shall be determined by the Representative Executive Officer.
3.	Production and storage of the shareholder register, share option register, and all other matters concerning the shareholder register and share option register shall be handled by the shareholder register administrator and not by the Company.

(Share Handling Regulations)

Article 11.

Procedures and fees for matters concerning the handling of shares and the exercise of shareholder rights shall be governed by the Share Handling Regulations established by the Representative Executive Officer, as well as by laws and regulations, or these Articles of Incorporation.

Chapter III. Shareholders Meeting

(Convocation)

Article 12.

1.	The annual shareholders meeting shall be convened in June each year, and an extraordinary shareholders meeting shall be convened whenever necessary.
2.	The shareholders meeting shall be convened by a Director determined in advance by the Board of Directors.

(Chairmanship)

Article 13.

Chairmanship of the shareholders meeting shall be assumed by the President and CEO. If the President and CEO is prevented from so doing, an alternate shall act as chairman in the order previously determined by the Board of Directors.

(Record Date)

Article 14.

The Company shall regard shareholders with voting rights registered or recorded in the last shareholder register as of March 31 every year as eligible to exercise voting rights at the annual shareholders meeting for that business year.

(Measures for Electronic Provisions, Etc.)

Article 15.

1.	The Company may, when convening the shareholders meeting, provide information contained in the reference materials for the shareholders meeting, etc. electronically.
2.	Among the matters to be provided electronically, the Company may choose not to include all or part of the matters stipulated in the Ordinance of the Ministry of Justice in the paper copy to be sent to shareholders who have requested it by the record date for voting rights.

(Exercise of Voting Right by Proxy)

Article 16.

1.	A shareholder of the Company’s shares may exercise his/her voting right by appointing another shareholder who holds a voting right of the Company present at the shareholders meeting to be his/her proxy.
2.	In the case of the preceding clause, the shareholder or the proxy must submit written proof of proxy rights to the Company for each shareholders meeting.

(Method of Resolution)

Article 17.

1.	Resolutions of the shareholders meeting shall be adopted by a majority of the votes of the shareholders present who are able to exercise voting rights, except where otherwise provided for by laws and regulations or by these Articles of Incorporation.
2.	The quorum for the shareholders meeting to adopt resolutions as provided for in Article 309, Paragraph 2 of the Companies Act shall be by a vote of two-thirds (2/3) or more of shareholders’ voting rights, of one-third (1/3) or more of the shareholders present who are able to exercise voting rights.

Chapter IV. Directors, Board of Directors, and Committees

(Election of Directors)

Article 18.

1.	The Directors shall be elected by resolution of the shareholders meeting.
2.	Resolutions for the election of Directors shall require a majority vote by shareholders present who are able to exercise their voting rights and who hold one-third (1/3) or more of voting rights.
3.	The election of the Directors shall not be made by cumulative voting.

(Term of Office of Directors)

Article 19.

The terms of office of the Directors shall expire at the close of the annual shareholders meeting that concerns the last business term ending within one (1) year after their appointment.

(Chairman of the Board of Directors)

Article 20.

The Chairman of the Board of Directors may be appointed by resolution of the Board of Directors.

(Person to Convene and Chair the Board of Directors)

Article 21.

1.	Unless otherwise stipulated by laws and regulations, the Chairman of the Board of Directors shall convene and preside over the Board of Directors.
2.	If the office of the Chairman of the Board of Directors is vacant or if the Chairman of the Board of Directors is prevented from so doing, an alternate shall convene and preside over the Board of Directors in the order previously determined by the Board of Directors.

(Notice of Convocation of Board of Directors)

Article 22.

Notice for convening the Board of Directors shall be sent to each Director at least three (3) days prior to the date of each meeting.

The period provided for in the preceding paragraph may be shortened in case of urgency.

(Resolutions of the Board of Directors without Meeting)

Article 23.

Matters that require resolutions of the Board of Directors may be resolved without holding a meeting if all Directors indicate their approval of such matters in writing or in electromagnetic recording media, and such unanimous approval shall be treated as if resolutions were effectively adopted through a meeting of the Board of Directors.

(Exemption of Liability of Directors)

Article 24.

1.	In accordance with Article 426, Paragraph 1 of the Companies Act, the Company shall be able to exempt the liability of Directors (including former Directors) as specified by Article 423, Paragraph 1 of the Companies Act by resolution of the Board of Directors, to the extent allowed by laws and regulations.

2.	In accordance with Article 427, Paragraph 1 of the Companies Act, the Company shall be able to enter into limited liability agreements as specified in Article 423, Paragraph 1 of the Companies Act with Directors (excluding Executive Directors, etc.). However, the limit of liability based on this agreement shall be either ¥10 million or more as previously stipulated, or the statutory amount, whichever is higher.

(Members of Committees)

Article 25.

Members of the Nomination Committee, the Audit Committee, and the Compensation Committee shall be selected from Directors by resolution of the Board of Directors.

Chapter V. Executive Officers

(Election of Executive Officers)

Article 26.

Executive Officers shall be appointed by resolution of the Board of Directors.

(Term of Office of Executive Officers)

Article 27.

The terms of office of Executive Officers shall expire on the last day of the business term that ends within one (1) year after their appointment.

(Representative Executive Officers and Executive Officers with Executive Powers)

Article 28.

1.	The Representative Executive Officers shall be selected by resolution of the Board of Directors.
2.	A President and CEO and a certain number of Executive Vice Presidents, Senior Vice Presidents, Senior Executive Officers, and Executive Officers may be appointed by resolution of the Board of Directors.

(Exemption of liability of Executive Officers)

Article 29.

In accordance with Article 426, Paragraph 1 of the Companies Act, the Company shall be able to exempt the liability of Executive Officers (including former Executive Officers) as specified by Article 423, Paragraph 1 of the Companies Act by resolution of the Board of Directors, to the extent allowed by laws and regulations.

Chapter VI. Account

(Business Term)

Article 30.

The Company shall have one business term a year, from April 1 to March 31 of the following year.

(Method for Determining Distribution of Surplus, etc.)

Article 31.

Unless otherwise stipulated by laws and regulations, the Company may make decisions on matters specified in Article 459, Paragraph 1 of the Companies Act by resolution of the Board of Directors, without resolution at the shareholders meeting.

(Record Date for Distribution of Surplus)

Article 32.

The Company may make distribution of surplus to shareholders or registered share pledgees who are registered or recorded in the shareholder register as of March 31 or September 30 of every year.

(Limitation on Payment Period of Distribution of Surplus)

Article 33.

1.	In the event that distribution assets are in the form of cash (hereafter “dividends”), in cases when payment of any of the dividends declared is not received within three (3) full years from the date of commencement of payment, the Company shall be discharged of the liability to pay such declared and unreceived dividends.
2.	Dividends shall not bear interest thereon.

- End –

Business Report

(April 1, 2022 to March 31, 2023)

I.	Matters Relating to the Mitsubishi Electric Group
1.	Business Development and Results

The economy in fiscal 2023 continued to see recovery in the corporate and household sectors in the U.S. In China, there was downward pressure due to the impact of movement restrictions caused by the expansion of COVID-19, and the subsequent recovery was only moderate. In Japan, gradual recovery continued primarily in the household sector. In Europe, the paces of recovery were even slower in the corporate and household sectors. There was also the impact of the rise in some material prices, high logistics costs and the prolonged electronic components shortage.

In this environment, the Mitsubishi Electric Group has been working harder than ever to maximize profitability by accelerating business transformation and its business portfolio strategy under a new business area management structure, while continuously implementing initiatives to bolster its competitiveness and business structure. As a result, the business performance for fiscal 2023 is as follows.

Revenue

Revenue increased by 526.9 billion yen year-on-year to 5,003.6 billion yen owing primarily to the weaker yen. The Life segment saw an increase in the building systems business in Asia and Japan, and the air conditioning systems & home products business also increased due mainly to an expansion in demand for air conditioners in Europe, Japan and North America. The Industry and Mobility segment saw an increase in the factory automation systems business due mainly to an increase in demand for capital expenditures related to products in the decarbonization area. The automotive equipment business also increased due to robust demand for electric vehicle-related equipment. The Business Platform segment saw an increase in the information systems & network service business due mainly to increases in the system integrations and the IT infrastructure service businesses. The semiconductor & devices business also increased due to robust demand for power modules. The Infrastructure segment saw the energy systems businesses remaining substantially unchanged year-on-year, while the public utility systems business saw an increase in the public utility area outside Japan and the defense & space systems business saw an increase in the defense systems business.

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Operating Profit

Operating profit increased by 10.3 billion yen year-on-year to 262.3 billion yen due mainly to increases in the Business Platform segment and the Life segment, despite decreases in the Infrastructure segment and the Industry and Mobility segment. Operating profit ratio decreased by 0.4 points year-on-year to 5.2% due mainly to an increase in selling, general and administrative expenses.

The cost ratio deteriorated by 0.1 points year-on-year as there was the impact of the rise in some material prices and the deteriorated profitability of the Infrastructure segment, despite the improvement owing to the weaker yen and price hike.

Selling, general and administrative expenses increased by 134.3 billion yen year-on-year, and the selling, general and administrative expenses to revenue ratio deteriorated by 0.4 points year-on-year. Other profit (loss) increased by 2.2 billion yen year-on-year due primarily to sales of land despite the recognition of impairment losses on the fixed assets, and other profit (loss) to revenue ratio improved by 0.1 points year-on-year.

Profit before income taxes

Profit before income taxes increased by 12.4 billion yen year-on-year to 292.1 billion yen due primarily to an increase in operating profit. The profit before income taxes to revenue ratio was 5.8%.

Net profit attributable to Mitsubishi Electric Corporation stockholders

Net profit attributable to Mitsubishi Electric Corporation stockholders increased by 10.4 billion yen year-on-year to 213.9 billion yen due mainly to an increase in profit before income taxes. The net profit attributable to Mitsubishi Electric Corporation stockholders to revenue ratio was 4.3%.

ROE deteriorated by 0.2 points year-on-year to 6.9%.

Consolidated Performance

                             (Billions of yen)

Fiscal period Classification	151st Fiscal 2022	152nd Fiscal 2023
Revenue	4,476.7	5,003.6	Up 12% YoY
Operating profit	252.0	262.3	Up 4% YoY
Profit before income taxes	279.6	292.1	Up 4% YoY
Net profit attributable to Mitsubishi Electric Corp. stockholders	203.4	213.9	Up 5% YoY

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Revenue by Business Segment	(Billions of yen)

Business Segment	152nd Fiscal 2023
	Revenue	As a percentage of revenue
Infrastructure	973.1	16.7
Industry and Mobility	1,660.2	28.4
Life	1,947.1	33.3
Business Platform	429.3	7.3
Others	836.0	14.3
Subtotal	5,845.9	100.0
Elimination and corporate	(842.2)
Total	5,003.6

Note: The figures shown in this table include internal revenue between segments (transfer). The same applies to Information by Business Segment on the following pages.

Revenue by Location	(Billions of yen)
Location	151st Fiscal 2022		152nd Fiscal 2023
	Revenue	As a percentage of revenue	Revenue	As a percentage of revenue
Japan	2,332.4	52.1	2,467.0	49.3
North America	461.9	10.3	625.5	12.5
Asia (excluding Japan)	1,114.9	24.9	1,218.9	24.4
Europe	495.3	11.1	607.8	12.1
Others	72.1	1.6	84.3	1.7
Overseas	2,144.3	47.9	2,536.6	50.7
Total	4,476.7	100.0	5,003.6	100.0

Note: Revenue is shown by country and region based on customer location.

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Information by Business Segment

Infrastructure		151st (Fiscal 2022)	152nd (Fiscal 2023)	YoY
	Revenue	¥946.1 billion	¥973.1 billion	Up 3%
	Operating profit	¥41.5 billion	¥27.5 billion	Down ¥14.0 billion

Principal products (as of March 31, 2023):

Electrical equipment for locomotives and rolling stock, wireless and wired communications systems, network cameras and their systems, large display devices, turbine generators, hydraulic turbine generators, nuclear power plant equipment, motors, transformers, power electronics equipment, circuit breakers, gas insulated switchgears, switch control devices, surveillance-system control and security systems, transmission and distribution ICT systems, satellite communications equipment, satellites, radar equipment, antennas, missile systems, fire control systems, broadcasting equipment, and others

The market for the public utility systems business saw robust investment in the public utility area worldwide, while there was a continuing trend of railway companies in Japan revising their capital expenditures due to the impact of COVID-19. In this environment, orders won by the business increased year-on-year due primarily to an increase in the public utility area worldwide. Revenue also increased year-on-year due to the weaker yen and an increase in the public utility area outside Japan.

The market for the energy systems business continued to see capital expenditures of power companies in Japan and robust demand for power supply stabilization worldwide in the expansion of renewable energy. In this environment, orders won by the business increased year-on-year due primarily to increases in the power distribution business in Japan and the power generation business outside Japan. Revenue remained substantially unchanged year-on-year.

The defense & space systems business saw an increase in orders year-on-year due primarily to an increase in large-scale projects for the space systems business, while revenue increased year-on-year due mainly to an increase in large-scale projects for the defense systems business.

As a result, revenue for this segment increased by 3% year-on-year to 973.1 billion yen.

Operating profit decreased by 14.0 billion yen year-on-year to 27.5 billion yen due primarily to a shift in project portfolios and lower profitability in the defense & space systems business.

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Industry and Mobility		151st (Fiscal 2022)	152nd (Fiscal 2023)	YoY
	Revenue	¥1,480.8 billion	¥1,660.2 billion	Up 12%
	Operating profit	¥96.4 billion	¥95.9 billion	Down ¥0.5 billion

Principal products (as of March 31, 2023):

Programmable logic controllers, inverters, servomotors, human-machine interface, motors, hoists, magnetic switches, no-fuse circuit breakers, short-circuit breakers, transformers for electricity distribution, time and power meters, uninterruptible power supply, industrial fans, computerized numerical controllers, electrical discharge machines, laser processing machines, industrial robots, clutches, automotive electrical equipment, electric vehicle-related equipment, ADAS-related products, car electronics and car mechatronics, car multimedia, and others

The market for the factory automation systems business saw a decrease in demand for digital equipment such as smartphones and semiconductors, while there was robust demand primarily for capital expenditures related to products in the decarbonization area such as lithium-ion batteries. In this environment, orders won by the business decreased year-on-year due primarily to a temporary slowdown in demand for digital equipment, while the revenue increased year-on-year due mainly to the weaker yen and an increase in demand for products in the decarbonization area.

The market for the automotive equipment business saw a year-on-year increase in sales of new cars and robust demand for electric vehicle-related equipment in line with the expansion of the electric vehicle market, despite the semiconductor shortage. In this environment, the business saw increases in both orders and revenue year-on-year due primarily to the weaker yen and increases in electric vehicle-related equipment such as motors and inverters as well as electrical components.

As a result, revenue for this segment increased by 12% year-on-year to 1,660.2 billion yen.

Operating profit of the factory automation systems business increased due primarily to an increase in revenue and the weaker yen, while operating profit of the automotive equipment business decreased due primarily to the rise in material prices and logistics costs as well as the recognition of impairment losses on the fixed assets. As a result, operating profit for this segment decreased by 0.5 billion yen year-on-year to 95.9 billion yen.

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Life		151st (Fiscal 2022)	152nd (Fiscal 2023)	YoY
	Revenue	¥1,673.0 billion	¥1,947.1 billion	Up 16%
	Operating profit	¥92.6 billion	¥101.2 billion	Up ¥8.6 billion

Principal products (as of March 31, 2023):

Elevators, escalators, building security systems, building management systems, room air conditioners, package air conditioners, chillers, showcases, compressors, refrigeration units, air-to-water heat pump boilers, ventilators, hot water supply systems, IH cooking heaters, LED bulbs, indoor lighting, LCD televisions, refrigerators, electric fans, dehumidifiers, air purifiers, vacuum cleaners, jar rice cookers, microwave ovens, and others

The market for the building systems business continued to see recovery from the slowdown stemming from COVID-19. In this environment, the business saw increases in both orders and revenue year-on-year due primarily to the weaker yen and increases in Asia and Japan.

The market for the air conditioning systems & home products business saw an improvement of the situation with regard to the electronic components shortage in and after the second quarter. In this environment, the business saw an increase in revenue year-on-year due mainly to the weaker yen and an increase in air conditioners in Europe, Japan and North America.

As a result, revenue for this segment increased by 16% year-on-year to 1,947.1 billion yen.

Operating profit increased by 8.6 billion yen year-on-year to 101.2 billion yen due primarily to an increase in revenue and the weaker yen, despite the rise in material prices and logistics costs as well as lower production level in the first quarter.

Business Platform		151st (Fiscal 2022)	152nd (Fiscal 2023)	YoY
	Revenue	¥382.8 billion	¥429.3 billion	Up 12%
	Operating profit	¥26.4 billion	¥39.9 billion	Up ¥13.4 billion
Principal products (as of March 31, 2023): Network security systems, information systems equipment, systems integration, power modules, high-frequency devices, optical devices, LCD devices, and others

The market for the information systems & network service business saw robust demand due mainly to the restarts of projects delayed in the COVID-19 pandemic, despite the semiconductor shortage. In this environment, the business saw an increase in both orders and revenue year-on-year due mainly to increases in the system integrations and the IT infrastructure service businesses.

The market for the semiconductor & device business saw robust demand for power modules used in consumer and industrial applications. In this environment, orders won by the business decreased year-on-year as the trend of customers securing power modules for the future settled down and there was an impact of the end of the TFT-LCD module business. Revenue increased year-on-year due primarily to the weaker yen, and increases in power modules used in consumer and industrial applications.

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As a result, revenue for this segment increased by 12% year-on-year to 429.3 billion yen.

Operating profit increased by 13.4 billion yen year-on-year to 39.9 billion yen due mainly to an increase in revenue and the weaker yen.

Others		151st (Fiscal 2022)	152nd (Fiscal 2023)	YoY
	Revenue	¥737.3 billion	¥836.0 billion	Up 13%
	Operating profit	¥26.7 billion	¥31.4 billion	Up ¥4.7 billion
Principal products (as of March 31, 2023): Procurement, logistics, real estate, advertising, finance, and other services

Revenue increased by 13% year-on-year to 836.0 billion yen due primarily to increases in materials procurement and logistics.

Operating profit increased by 4.7 billion yen year-on-year to 31.4 billion yen due mainly to an increase in revenue.

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2.	Capital Expenditures

During fiscal 2023, the Mitsubishi Electric Group made decisions to invest a total of 365.3 billion yen, up 101% compared to the previous fiscal year, with the aim of further enhancing corporate value through strategic and intensive input of resources based on the Medium-Term Management Plan.

Principal capital expenditures per segment are as follows:

Segment	Amount* (Billions of Yen)	Major Projects Completed within Consolidated Basis Fiscal 2023	Major Ongoing Projects within Consolidated Basis Fiscal 2023
Infrastructure	36.0	Mitsubishi Electric Public Utility Equipment Corporation Facility for assembly and testing for electrical equipment for locomotives and rolling stock	–
Industry and Mobility	64.5	Industrial Mechatronics Systems Works Development of a system for increased production of micro laser processing machines	Nagoya Works Development of new facility in the Owariasahi district
Life	99.5	Mitsubishi Electric Air Conditioning Systems Manufacturing Turkey Joint Stock Company Enhancement of air conditioner production system (Turkey)	Mitsubishi Electric India Private Limited Construction of new facility and development of production system for air conditioners (India)
Business Platform	148.6	Power Device Works Acquisition and development of Fukuyama Factory	Power Device Works Fukuyama Factory Development of 12-inch Si wafer production system Shisui Factory Construction of a new plant and development of 8-inch SiC wafer production system
Others	16.7	Mitsubishi Electric Engineering Company Limited Establishment of next-generation core operation system	Mitsubishi Electric Europe B.V. Establishment of next-generation core operation system (Europe)

*Figures shown in this table are based on investment decisions.

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3.	Corporate Agenda

Three Key Areas to Restore Trust (Quality Assurance, Organizational Culture, and Governance) to Be Deepened, Developed, and Steadily Instilled

The Company seriously takes the full extent of the improper quality control practices identified to date and the findings and recommendations from the Investigative Committee and Governance Review Committee and is taking measures to prevent any recurrence in its entire group so that a similar incident never occurs. In addition, the Company positions three key areas to restore trust (quality assurance, organizational culture and governance) as top management priorities and, deepening and developing these priorities, is committed to reforming toward the creation of a new Mitsubishi Electric.

In the quality assurance reforms (revising engineering processes), based on efforts such as normalizing manufacturing management, design frontloading, and data-driven quality control and procedures, the Company is rebuilding an organizational capability to provide customers with technically correct explanations and reducing workloads by having managers communicate and negotiate with customers, with a goal of restructuring the organization so that there is no need to engage in improper quality control practices in the first place.

In the organizational culture reforms (facilitating two-way communication), the Company is cultivating a culture in which people feel comfortable in raising issues with their managers, and also in which people collaborate to solve problems.

In the governance reforms (building a compliance system focused on prevention), the Company is building “systems for governance and internal control that incorporate external perspectives and eliminate any incentive to act improperly.”

As announced in “Results of Investigation into Improper Quality Control Practices in the Company’s Associated Companies” (available only in Japanese, released on April 14, 2023), all improper quality control practices found by the investigation at the Company’s associated companies are violation of contracts, which, we believe, are caused mainly as a result of the staff on the ground having been forced into such practices, as is the case with the improper quality control practices occurred at the Company’s Works. Therefore, the Company will deploy and instill the quality assurance reforms and measures for strengthening the control function, which the Company is currently implementing, to the associated companies as well.

Promotion of Sustainability Management

The Mitsubishi Electric Group’s Purpose of “contributing to the realization of a vibrant and sustainable society through continuous technological innovation and ceaseless creativity” encapsulates the reason of our existence in society. Led by this corporate philosophy, in addition to its threefold balanced management policy consisting of “Growth,” “Profitability & Efficiency,” and “Soundness,” the Mitsubishi Electric Group positions realizing sustainability as the core of its management based on its roots of “addressing social challenges through our businesses.” The Group will thus seek to sustainably increase its corporate value and fulfill its responsibilities to the stakeholders, including society, customers, shareholders and employees. Furthermore, it will contribute to solving diversifying social issues by fusing knowledge and co-creating within and outside the Group, transforming itself into a “Circular Digital-Engineering” company that provides enhanced component systems and data-based solutions.

9

Among these activities, in the area of the environment, the Mitsubishi Electric Group has positioned the realization of a decarbonized society as a key management issue, and has formulated a long-term environmental management vision, the Group’s Environmental Sustainability Vision 2050, with the aim to reach net zero emissions of greenhouse gases throughout its entire value chain by fiscal 2051. As an interim target, the Group aims to reduce greenhouse gas emissions from Group plants and offices to net zero by fiscal 2031 and nurture businesses that contribute to the decarbonization of society as a whole with the aim of realizing a decarbonized society. Additionally, the Group will continue to strive to disclose the risks and opportunities brought by climate change, based on the recommendations of the TCFD*1.

Also, the Group respects human rights of all people, recognizing broad relationships with people and societies in countries and regions where the Group operates the business and will continue to promote diversity to enable various human resources to work actively.

Acceleration of Portfolio Strategies and Business Transformation under the New Business Area Management Structure

The Company will further evolve and develop the Business Area (BA) management structure to speedily implement business model transformation responding to social changes. BA Owners who supervise each BA will accelerate, through maximization of the asset efficiency based on reallocation of resources with a bird’s eye view within the BA and integration of technologies and know-how, such initiatives as solution of social challenges by demonstrating synergies beyond walls of business groups, review of portfolio strategies, and building of optimal organizations and systems according to the characteristics of each business of the BA, and at the same time, promote dynamic collaboration of people and technologies among BAs and provision of the solution business.

In addition, the “DX Innovation Center” was newly established in April 2023 with the aim of accelerating transformation into the “Circular Digital-Engineering” company that contributes to solving social challenges. The Center will build digital infrastructures and spaces to organically link a broad range of data that is being accumulated at each BA with the aim of creating and promoting various digital solution businesses, and accelerate and promote such initiatives as data analysis and usage leveraging the aforementioned infrastructures and spaces, securing and development of digital technology-oriented human resources, and co-creation with customers and partners.

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Strengthening Business Structure

The global economy outlook is expected to slow down, particularly in Europe and the U.S. due to monetary tightening in various countries, although consumption will continue to increase modestly owing to relaxation of movement restrictions. Furthermore, as geopolitical risks increase, it is feared that the business environment will change beyond our expectations.

Amid such a situation, in fiscal 2024, the interim year of the Medium-Term Management Plan, we will review the progress up to date and implement various measures of the key growth businesses toward achieving the Medium-Term Management Plan by, for example, accelerating and driving the business restructuring including M&As. Along with this, the Group will implement specific actions such as further price pass-through given continued high material prices and logistics costs and acceleration of a resource shift through identification of underperforming businesses and models and make investments in consideration of ROIC*2, a comprehensive business efficiency indicator to improve profitability and capital efficiency. In addition, looking at geopolitical risks in the supply chain, the Group will build a procurement structure for optimal global production.

Furthermore, the Group will steadily promote the operation DX with the aim to increase the sophistication of business management and improve productivity utilizing data and digital technologies.

With regard to legal and ethical compliance, the Group takes its recent product and service quality, work-related, and information security issues extremely seriously and is promoting a number of reoccurrence prevention initiatives. Based on the Mitsubishi Electric Group compliance motto of “Always Act with Integrity,” the Group will diligently work to strengthen cross-organizational functions of head office corporate divisions, build an internal control system that emphasizes predictive indicators and prevention through visualization of risks and expansion of mechanisms to prevent improper conduct, and formulate and operate a compliance program.

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The Group also intends to continually improve its corporate governance through formulating and appropriately responding to guidelines based on Japan’s Corporate Governance Codes, while striving for appropriate and timely disclosure of information, in order to acquire a higher level of trust from society, customers, shareholders, suppliers, and employees working together. The Company believes that human resources are the base for all business operations. We will create an environment where various types of human resources can display their capabilities to the maximum by, for example, encouraging two-way communication allowing employees with new ideas to work in cooperation and develop businesses as a team, nurturing human resources who can address changes, and creating comfortable workplaces. Through these initiatives, we aim to become a company where more people wish to work and continue to work at the Mitsubishi Electric Group.

Steadily executing the strategies above, the Mitsubishi Electric Group will work to further enhance its corporate value. Looking ahead, the Group asks for the understanding and support of all its stakeholders.

1 TCFD (Task Force on Climate-related Financial Disclosures): A task force for the disclosure of climate-related financial information led by the private sector. The TCFD was established at the request of the G20 Finance Ministers and Central Bank Governors.

2 ROIC (Mitsubishi Electric version): A comprehensive business efficiency indicator which is calculated by asset items (fixed assets, working capital, etc.) per different segments (and not by capital and liability) so that it is easier to track and improve performances of each business segment.

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4.	Topics

Received the Gold award in the PRIDE Index 2022

In November 2022, the Company received the Gold award in the “PRIDE Index* 2022” established by voluntary organization “work with Pride” as an index for evaluating initiatives regarding LGBTQ and other gender minorities (hereinafter, LGBTQ) in workplaces in Japan. Following the Silver in the last year, the Company received the “Gold” award for the first time because our continuous efforts for LGBTQ were highly evaluated.

Going forward, we will proactively promote diversity across the entire Group, aiming to realize a workplace environment where each and every employee can actively work, exhibiting their full individual capabilities.

*	The PRIDE index is an evaluation index, comprising of five letters representing Policy (affirmation of action), Representation (community of related parties), Inspiration (enlightenment activity), Development (HR system and program), and Engagement/Empowerment (social contribution and PR activities).

Won the Contract for the “New Japanese Geostationary Meteorological Satellite (Himawari-10)”

In March 2023, the Company won the contract from the Japan Meteorological Agency (JMA) to build the nation's newest geostationary meteorological satellite (Himawari-10), which will be the fourth straight such satellite to be built by Mitsubishi Electric from the Himawari-7.

We were awarded the contract based on a comprehensive evaluation from JMA after making a proposal of the Company's proprietary “DS2000*” standard satellite platform and ground-data processing software.

Also in the future, we will fully utilize our knowledge obtained by contributing to the meteorological satellite business of Japan for over 20 years from Himawari-7 to increase prediction accuracy of typhoons, localized heavy rain, or lengthy bands of rain which are recently causing serious damage in Japan and improve meteorological disaster prevention information, contributing to strengthening Japan’s disaster prevention functions.

*	A standard satellite platform targeting the commercial communication and broadcasting satellite markets to respond to increasing and diversifying demand for high-speed, large-capacity communication. This platform with Engineering Test Satellite-VIII KIKU No. 8 of the Japan Aerospace Exploration Agency (JAXA) used as a base is also employed for MTSAT-2 multifunctional transport satellite (Himawari-7), Himawari-8 and Himawari-9.

Constructed New Wafer Plant to Boost Sic Power Semiconductor Business

The Company will double the previous five-year investment plan*1 to approximately 260 billion yen from fiscal 2022 to 2026 in the Power Device Business.

As the energy-saving trend has been growing worldwide toward realizing decarbonization, the market of the SiC*2 power semiconductor is rapidly expanding for electric vehicles and is also projected to further expand for various applications that require, for example, low energy loss, high temperature operation or high-speed switching. The plan will also enable the Company to contribute to realizing green transformation (GX). To respond to this expanding market, the Company will construct a new plant to produce large-diameter (8-inch) SiC wafers. In addition, the Company will enhance its production facilities for 6-inch wafers, aiming to further expand the business.

*1	Approximately 130 billion yen for the previous plan

*2  SiC (Silicon Carbide): compound of silicon and carbon

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5.	Research and Development
(1)	Research and Development Strategy

Toward realizing sustainability, the Company advances research and development, aiming to provide solutions by fusing knowledge within and outside the Group as a “Circular Digital-Engineering” company.

We thoroughly enhance core technologies that create a competitive advantage for business, deepen fundamental technologies that support functions, properties, quality and reliability of equipment, systems and services, and investigate and create new technologies in a balanced way, preparing for a game change or any other event in the future. The Company will also accelerate development and create value through proactive cooperation with universities and other external R&D institutions, contributing to solving diversifying social issues.

During fiscal 2023, the total R&D expenses for the entire Group have amounted to 212.3 billion yen (9% increase compared to the previous fiscal year).

(2)	Major R&D Achievements in Fiscal 2023

Development of High-power, High-efficiency Power Semiconductor Module

Demand for a high-power, high-efficiency power semiconductor module has been increasing for power systems such as a traction system for railway vehicles and DC-power transmitters.

The Company has developed a HV100 dual type X-Series HVIGBT* module with a high voltage of 4.5 kV and rated current of 450 A. The seventh-generation IGBTs and RFC diode chips mounted have achieved higher current density with lower loss compared to existing products. In addition, the terminal layout is optimized for easy paralleling, which enables correspondence with various types of inverters.

We contribute to realizing carbon neutrality by making efforts to achieve further higher power and higher efficiency of power semiconductor modules.

*	HVIGBT: High voltage insulated gate bipolar transistor

Contributing to further higher power and higher efficiency of inverters for large industrial devices

Development of Wire-laser Metal 3D Printer AZ600

Demand for metal 3D printers that create objects from 3D shape data is expected to increase due to such advantages as a significant reduction in manufacturing processes, a reduction in waste materials disposed of in manufacturing processes and an increase in the freedom of designing. We recently developed a wire-laser metal 3D printer “AZ600” that combines the world’s first*1 simultaneous 5-axis spatial control and digital manufacturing technology that cooperatively controls processing conditions, which enables high-quality, high-precision 3D printing. In addition, we apply a near-net-shape method*2 to parts machining, which realized both energy saving by shortening machining time and a reduction in waste materials.

Going forward, we will continue to contribute to environmentally friendly manufacturing in a decarbonized era.

*1	As of February 24, 2022, according to Mitsubishi Electric’s research
*2	A near-finished shape is formed.

Note: Although we announced the release of AZ600 on February 24, 2022, this information is included here because the product’s major contributions to our business performance pertain to fiscal 2023.

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Realized both energy saving by shortening machining time and a reduction in waste materials.

Development of “Quantum Artificial Intelligence Technology” That Uses Automated Design to Realize Compact Inference Models

The development of quantum computers that exhibit advanced processing power through computation using quantum bits*1 is accelerating around the world.

The Company has developed a quantum artificial intelligence technology that automatically designs and optimizes inference models to downsize the scale of computation and confirmed for the first time in the world*2 that the technology contributes to higher performance in multiple areas such as non-destructive terahertz inspections, Wi-Fi indoor monitoring, compressed sensing and biosignal processing.

This recently developed technologies allow for significantly shorten computation time in a hybrid combination of both quantum and classical AI*3, even when using limited data. Going forward, we will advance the development of quantum artificial intelligence technology, aiming for its application to FA, air conditioning, building systems, mobility and a wide range of other industrial areas.

*1	Minimum unit of quantum information handled for quantum computers
*2	As of December 2, 2022, according to Mitsubishi Electric’s research
*3	Machine learning with conventional computers using classical bits

Can be incorporated in first-ever application for terahertz imaging

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6.	Trends in Operating Results and Financial Condition

(Billions of yen, except per share data)

(1)	The Mitsubishi Electric Group (Consolidated)
	149th Period Fiscal 2020	150th Period Fiscal 2021	151st Period Fiscal 2022	152nd Period Fiscal 2023
Revenue	4,462.5	4,191.4	4,476.7	5,003.6
Operating profit	259.6	230.1	252.0	262.3
Profit before income taxes	281.9	258.7	279.6	292.1
Net profit attributable to Mitsubishi Electric Corp. stockholders	221.8	193.1	203.4	213.9
Basic earnings per share attributable to Mitsubishi Electric Corp. stockholders	¥103.41	¥90.03	¥95.41	¥101.30
Total assets	4,409.7	4,797.9	5,107.9	5,582.5

Note:	Figures presented in the table above are based on the Consolidated Financial Statements prepared in accordance with International Financial Reporting Standards (IFRS).

(2)	Mitsubishi Electric Corporation (Non-Consolidated)
	149th Period Fiscal 2020	150th Period Fiscal 2021	151st Period Fiscal 2022	152nd Period Fiscal 2023
Net sales	2,639.2	2,459.2	2,557.4	2,712.1
Ordinary income	143.2	177.5	172.9	163.3
Net income	157.8	185.5	179.3	146.2
Net income per share	¥73.59	¥86.48	¥84.11	¥69.28
Total assets	2,866.8	3,057.0	3,065.5	3,161.7

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7.	Principal Offices (As of March 31, 2023)
(1)	Mitsubishi Electric Corporation
1.	Head Office: Tokyo

2.	Marketing Bases:
Branch Name	Location (Prefecture)	Branch Name	Location (Prefecture)
Hokkaido Branch Office	Hokkaido	Chubu Branch Office	Aichi
Tohoku Branch Office	Miyagi	Kansai Branch Office	Osaka
Kanetsu Branch Office	Saitama	Chugoku Branch Office	Hiroshima
Kanagawa Branch Office	Kanagawa	Shikoku Branch Office	Kagawa
Hokuriku Branch Office	Ishikawa	Kyushu Branch Office	Fukuoka

3.	Research Laboratories
Laboratory Name	Location (Prefecture)	Laboratory Name	Location (Prefecture)
Information Technology R&D Center	Kanagawa	Manufacturing Engineering Center	Hyogo
Integrated Design Center	Kanagawa	Component Production Engineering Center	Hyogo
Living Environment Systems Laboratory	Kanagawa	Advanced Technology R&D Center	Hyogo
Design Systems Engineering Center	Hyogo	Automotive Electronics Development Center	Hyogo

4.	Manufacturing Facilities

Segment	Facility Name	Location (Prefecture)
Infrastructure	Kamakura Works	Kanagawa
	Itami Works	Hyogo
	Transmission & Distribution Systems Center	Hyogo
	Communication Networks Center	Hyogo
	Communication Systems Center	Hyogo
	Kobe Works	Hyogo
	Energy Systems Center	Hyogo
	Power Distribution Systems Center	Kagawa
	Nagasaki Works	Nagasaki
Industry and Mobility	Nagoya Works	Aichi
	Industrial Mechatronics Systems Works	Aichi
	Sanda Works	Hyogo
	Himeji Works	Hyogo
	Fukuyama Works	Hiroshima
Life	Gunma Works	Gunma
	Shizuoka Works	Shizuoka
	Nakatsugawa Works	Gifu
	Air-Conditioning & Refrigeration Systems Works	Wakayama

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Segment	Facility Name	Location (Prefecture)
Business Platform	Information Systems & Network Service Division	Kanagawa
	High Frequency & Optical Device Works	Hyogo
	Power Device Works	Fukuoka
	LCD Division	Kumamoto

(Note) As regards “4. Manufacturing Facilities,” the following change was made as of April 1, 2023:

•	Infrastructure: Communication Systems Center changed its name to Electronics and Communication Systems Center.

(2)	Subsidiaries

Please refer to Section 11. Principal Subsidiaries.

8.	Employees (As of March 31, 2023)
Segment	Number of employees	Year-on-Year increase (decrease)
Infrastructure	21,840	133
Industry and Mobility	31,897	294
Life	61,833	2,585
Business Platform	11,557	608
Others	16,575	27
Common	5,953	312
Total	149,655	3,959

Notes:	1.	Employees whose job and functions are not directly attributable to any of the aforementioned business segments are included in the line titled as “common.”
	2.	Breakdown of employees: 93,344 located in Japan; 56,311 located overseas.

9.	Fund Raising

Mitsubishi Electric Corporation repaid the borrowings reaching their maturities within fiscal 2023, while procuring working capital through loans from financial institutions and other methods.

As a result, the balance of bonds and borrowings as of the end of fiscal 2023 stood at ¥252.2 billion, an increase of ¥35.0 billion compared with the previous fiscal year.

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10.	Principal Lenders (As of March 31, 2023)

The Mitsubishi Electric Group has introduced a Group financing system, and is striving to improve the efficiency of funding operations through aggregation and financing of funds between Group companies.

The main financial institutions providing loans to the Group as of the end of the fiscal year were as follows.

(Billions of yen)
Name of Lender	Outstanding Borrowings
MUFG Bank, Ltd.	76.5
Mizuho Bank, Ltd.	31.3
The Norinchukin Bank	28.1
Sumitomo Mitsui Trust Bank, Limited	14.8

The borrowings on the Company’s non-consolidated balance sheet include loans from financial institutions and loans from associated companies received through the Group financing system.

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11.	Principal Subsidiaries (As of March 31, 2023)
Segment	Subsidiary Name	Principal Business Activities	Location	Ratio of Voting Rights Held (%)
Infrastructure	Mitsubishi Electric Plant Engineering Corporation	Maintenance services for energy and electric plants and equipment	Tokyo	100.0
	Mitsubishi Electric TOKKI Systems Corporation	Manufacturing and sales of radar application equipment, electronic application equipment, and optical equipment	Tokyo	100.0
	Mitsubishi Electric Power Products, Inc.	Manufacturing and sales of various transmission and distribution equipment and electrical equipment for railway vehicles	United States	100.0
Industry and Mobility	SETSUYO ASTEC CORPORATION	Sales of factory automation equipment	Osaka	100.0
	DB Seiko Co., Ltd.	Manufacturing and sales of automotive equipment	Hyogo	78.7
	Mitsubishi Electric Automation (CHINA) Ltd.	Sales of factory automation equipment	China	100.0
	Mitsubishi Electric Automotive America, Inc.	Manufacturing and sales of automotive equipment	United States	100.0
Life	Mitsubishi Electric Building Solutions Corporation	Development, manufacturing, sales, installation, maintenance, repair, etc. of elevator equipment, building management systems, and other building equipment	Tokyo	100.0
	Mitsubishi Electric Lighting Corporation	Manufacturing and sales of lighting equipment, lamps, and related components	Kanagawa	100.0
	Mitsubishi Electric Consumer Products (Thailand) Co., Ltd.	Manufacturing and sales of air conditioning equipment	Thailand	90.0
	Mitsubishi Electric Kang Yong Watana Co., Ltd.	Sales of air conditioning equipment and home appliances	Thailand	50.1
Business Platform	Mitsubishi Electric Information Network Corporation	Planning, design, development, and sales of information systems	Tokyo	100.0
	Melco Power Device Corporation	Manufacturing of power devices	Hyogo	67.0
	Vincotech Holdings S.à r.l.	Holding company of a power device business company in Europe, etc.	Luxembourg	100.0
Others	The Kodensha Co., Ltd.	Contractor undertaking electrical construction, sales of the Company’s products	Tokyo	51.2
	Mitsubishi Electric Trading Corporation	Procurement and sales of materials	Tokyo	100.0
	Mitsubishi Electric Logistics Corporation	Logistics and distribution	Tokyo	99.2
	Mitsubishi Electric Europe B.V.	Sales and distribution of Group products	The Netherlands	100.0
	Mitsubishi Electric US, Inc.	Sales and distribution of Group products	United States	100.0

Number of Consolidated Subsidiaries

Infrastructure	Industry and Mobility	Life	Business Platform	Others	Total
27	42	76	15	49	209

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II. Matters Related to Mitsubishi Electric Corporation

1.	Matters Related to Shares (As of March 31, 2023)
(1)	Authorized shares: 8,000,000,000 shares
(2)	Shares issued and outstanding 2,147,201,551 shares
(3)	Number of shareholders 117,501
(4)	Outstanding share information by shareholder category
Category	Number of Shareholders	Number of Shares Held (Thousand shares)	Percentage of Ownership
Government and municipal public organizations	0	0	0.0%
Financial institutions	126	804,967	37.5%
Traders of financial instruments	81	56,153	2.6%
Other corporations	1,276	75,628	3.5%
Foreign corporations et al.	1,014	911,350	42.5%
Individual et al.	115,004	299,101	13.9%

(5)	Principal shareholders (Top 10)
Shareholder	Holdings of the Company’s Shares
	Number of Shares Held (Thousand shares)	Percentage of Ownership
The Master Trust Bank of Japan, Ltd. (Trust Account)	332,483	15.7%
SSBTC CLIENT OMNIBUS ACCOUNT	117,992	5.6%
Custody Bank of Japan, Ltd. (Trust Account)	106,410	5.0%
Meiji Yasuda Life Insurance Company	81,862	3.9%
Mitsubishi Electric Group Employees Shareholding Union	45,979	2.2%
JP MORGAN CHASE BANK 380055	37,178	1.8%
Nippon Life Insurance Company	36,339	1.7%
STATE STREET BANK WEST CLIENT – TREATY 505234	33,373	1.6%
JP MORGAN CHASE BANK 385781	25,633	1.2%
THE BANK OF NEW YORK MELLON 140044	23,516	1.1%

Note:	The Company owns 34,098,941 company-owned shares, but is excluded from the above list of principal shareholders. Shareholder ratio calculations deduct company-owned shares (figures are rounded to the first decimal place).

(6)	Status of the Company’s shares granted to the Company’s officers as consideration for execution of duties during the fiscal year

As stated in “2. (3) 2) ii. Total Number of Shares Granted as Compensation for Directors and Executive Officers” below.

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2.	Directors and Executive Officers
(1)	Directors (As of March 31, 2023)
1)	Title, positions held and important concurrent posts of Directors
Title	Name	Positions Held	Important Concurrent Positions
Outside Director	Mitoji Yabunaka	Chairman of the Board of Directors, Chairman of the Nomination Committee, Member of the Compensation Committee	Specially Appointed Professor, Osaka University
Outside Director	Hiroshi Obayashi	Chairman of the Audit Committee, Member of the Nomination Committee	Attorney-at-Law Outside Auditor, Daiwa Securities Co. Ltd.
Outside Director	Kazunori Watanabe	Chairman of the Compensation Committee, Member of the Audit Committee	Certified Public Accountant Tax Accountant Outside Corporate Auditor, BELLSYSTEM24 Holdings, Inc.
Outside Director	Hiroko Koide	Member of the Nomination Committee, Member of the Compensation Committee	Outside Director, J-OIL MILLS, Inc. Outside Director, J.FRONT RETAILING Co., Ltd.
Outside Director	Takashi Oyamada	Member of the Nomination Committee, Member of the Audit Committee	Senior Advisor, MUFG Bank, Ltd. Outside Director, Isetan Mitsukoshi Holdings Ltd. Outside Director of the Board, Kyowa Kirin Co., Ltd.
Outside Director	Tatsuro Kosaka	Member of the Nomination Committee, Member of the Compensation Committee	Senior Advisor, Chugai Pharmaceutical Co., Ltd. Outside Audit & Supervisory Board Member, Komatsu Ltd.
Outside Director	Hiroyuki Yanagi	Member of the Nomination Committee, Member of the Compensation Committee	Adviser, Yamaha Motor Co., Ltd. Outside Director, AGC Inc. Non-executive Director of the Board, Kirin Holdings Company, Limited Outside Director, Japan Airlines Co., Ltd.
Director	Kei Uruma	—	—
Director	Tadashi Kawagoishi	Member of the Audit Committee	—
Director	Kuniaki Masuda	Member of the Nomination Committee Member of the Compensation Committee	—
Director	Jun Nagasawa	Member of the Audit Committee	—
Director	Kunihiko Kaga	—	—

Notes:	1.	Directors Kei Uruma, Kuniaki Masuda and Kunihiko Kaga all concurrently serve as Executive Officers.

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2.	Outside Directors Tatsuro Kosaka and Hiroyuki Yanagi and Directors Jun Nagasawa and Kunihiko Kaga were newly elected and took office at the 151st Ordinary General Meeting of Shareholders held on June 29, 2022.
3.	Director Hiroshi Obayashi retired from the positions of Outside Director, Audit & Supervisory Committee Member of NIPPON STEEL CORPORATION as of June 23, 2022 and Outside Auditor of Japan Tobacco Inc. as of March 24, 2023.
4.	Directors Masahiko Sagawa and Takashi Sakamoto retired upon the expiration of their terms of office at the end of the 151st Ordinary General Meeting of Shareholders held on June 29, 2022.
5.	Mr. Kazunori Watanabe, a member of the Audit Committee, is a certified public accountant. Mr. Tadashi Kawagoishi, a member of the Audit Committee, has many years of extensive experience in the Corporate Accounting and Finance Division of the Company. They both possess considerable knowledge and experience in the fields of finance and accounting.
6.	Mitsubishi Electric Corporation appointed Directors, namely, Messrs. Tadashi Kawagoishi and Jun Nagasawa as the Standing Members of the Audit Committee to attend important meetings such as Executive Officer meetings, collect information including from Internal Auditors, conduct investigations such as interview with the execution divisions and other sections in a continuous and effective manner, while sufficiently cooperating with the divisions in charge of internal control.
7.	Mitsubishi Electric Corporation has filed a notification on the nomination of its seven Outside Directors, namely, Messrs. Mitoji Yabunaka, Hiroshi Obayashi, Kazunori Watanabe, Takashi Oyamada, Tatsuro Kosaka and Hiroyuki Yanagi and Ms. Hiroko Koide, as Independent Directors to the Tokyo Stock Exchange in accordance with its directives and on the grounds that these individuals’ nomination is in conformity with the requirement of independency.

Seven Outside Directors, namely, Messrs. Mitoji Yabunaka, Hiroshi Obayashi, Kazunori Watanabe, Takashi Oyamada, Tatsuro Kosaka and Hiroyuki Yanagi and Ms. Hiroko Koide, satisfy the requirement of independency guidelines of Outside Directors of the Company.

8.	Among the important concurrent positions of outside directors, the Company maintains business relationships with Osaka University, Daiwa Securities Co. Ltd., MUFG Bank, Ltd., Komatsu Ltd., Yamaha Motor Co., Ltd. and AGC Inc. It does not maintain special relationships with any of these that would conflict with the interest of its shareholders.

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2)	Overview of the limited liability agreements

Mitsubishi Electric Corporation made and entered into agreements with seven Outside Directors, namely, Messrs. Mitoji Yabunaka, Hiroshi Obayashi, Kazunori Watanabe, Takashi Oyamada, Tatsuro Kosaka and Hiroyuki Yanagi and Ms. Hiroko Koide, and two Directors, namely, Messrs. Tadashi Kawagoishi and Jun Nagasawa to limit their liability as stipulated in Article 423, Paragraph 1 of the Companies Act. Based on these agreements, the limit of liability is either ¥10 million or the minimum statutory amount, whichever is higher.

3)	Principal activities of Outside Directors
Name	Principal Activities and Overview of Duties Performed in Their Expected Roles
Mitoji Yabunaka

He sufficiently fulfills the role expected of an Outside Director while also serving as the Chairman of the Board of Directors and the Chairman of the Nomination Committee, by attending Board of Directors’ meetings, Nomination Committee meetings, and Compensation Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of governance, human resources and human resources development, and global affairs, and oversees the management of the Company.

100% (thirteen out of thirteen) attendance at Board of Directors’ meetings.

Hiroshi Obayashi

He sufficiently fulfills the role expected of an Outside Director while also serving as the Chairman of the Audit Committee, by attending Board of Directors’ meetings, Nomination Committee meetings, and Audit Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of governance, legal affairs and compliance, and human resources and human resources development, and oversees the management of the Company.

100% (thirteen out of thirteen) attendance at Board of Directors’ meetings and 100% (fifteen out of fifteen) attendance at Audit Committee meetings.

Kazunori Watanabe

He sufficiently fulfills the role expected of an Outside Director while also serving as the Chairman of the Compensation Committee, by attending Board of Directors’ meetings, Audit Committee meetings, and Compensation Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of governance, finance and accounting, and human resources and human resources development, and oversees the management of the Company.

100% (thirteen out of thirteen) attendance at Board of Directors’ meetings and 100% (fifteen out of fifteen) attendance at Audit Committee meetings.

Hiroko Koide

She sufficiently fulfills the role expected of an Outside Director by attending Board of Directors’ meetings, Nomination Committee meetings, and Compensation Committee meetings, where she proactively expresses opinions based on her wide range of experience and deep insight into the fields of corporate management and corporate strategies, governance, human resources and human resources development, and global affairs, and oversees the management of the Company.

100% (thirteen out of thirteen) attendance at Board of Directors’ meetings.

Takashi Oyamada

He sufficiently fulfills the role expected of an Outside Director by attending Board of Directors’ meetings, Nomination Committee meetings, and Audit Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of corporate management and corporate strategies, governance, finance and accounting, and human resources and human resources development, and oversees the management of the Company.

100% (thirteen out of thirteen) attendance at Board of Directors’ meetings and 100% (fifteen out of fifteen) attendance at Audit Committee meetings.

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Tatsuro Kosaka

He sufficiently fulfills the role expected of an Outside Director by attending Board of Directors’ meetings, Nomination Committee meetings, and Compensation Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of corporate management and corporate strategies, governance, global affairs, and engineering, manufacturing and R&D, and oversees the management of the Company.

100% (ten out of ten) attendance at Board of Directors’ meetings.

Hiroyuki Yanagi

He sufficiently fulfills the role expected of an Outside Director by attending Board of Directors’ meetings, Nomination Committee meetings, and Compensation Committee meetings, where he proactively expresses opinions based on his wide range of experience and deep insight into the fields of corporate management and corporate strategies, governance, global affairs, and engineering, manufacturing and R&D, and oversees the management of the Company.

90% (nine out of ten) attendance at Board of Directors’ meetings.

Notes:	1.	Mitsubishi Electric Corporation held thirteen Board of Directors’ meetings during the fiscal year.
The status of attendance for Outside Directors Tatsuro Kosaka and Hiroyuki Yanagi is based on the number of the Board of Directors’ meetings held after they assumed office on June 29, 2022.
2.	After June 2021, improper quality control practices were found at multiple manufacturing facilities of the Company and the final report was announced in October 2022. The Outside Directors were unaware of these practices. However, they had constantly called the attention of the Company’s Board of Directors to relevant issues in the interest of ensuring compliance. After the incident, the Outside Directors provide advice and instructions at the Board of Directors and other relevant bodies regarding enhancement of the system, making rigorous investigations to uncover the full extent of the issue and its causes, and monitoring progress of reform in three key areas in order to prevent the recurrence of similar incidents.

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(2)	Executive Officers (As of March 31, 2023)
Title	Name	Positions Held/Responsibilities
Representative Executive Officer President & CEO	Kei Uruma	CEO
Representative Executive Officer Senior Vice President	Tadashi Matsumoto	Life Business Area Owner (Group President, Building Systems, Representative Director and President, Mitsubishi Electric Building Solutions Corporation), in charge of Export Control
Executive Officer	Yoshihisa Hara	Group President, Electronic Systems
Executive Officer	Atsuhiro Yabu	Group President, Automotive Equipment
Executive Officer	Satoshi Kusakabe	CRO (In charge of Legal Affairs & Compliance, Risk Management, Economic Security and Export Control)
Executive Officer	Yoji Saito	CMPO (In charge of Purchasing), CCO (Vice President, Corporate Communication, In charge of Government & External Relations)
Executive Officer	Noriyuki Takazawa	Infrastructure Business Area Owner (Group President, Energy & Industrial Systems)
Executive Officer	So Suzuki	Group President, Living Environment & Digital Media Equipment
Executive Officer	Eiichiro Mitani	Business Platform Business Area Owner (Group President, Information Systems & Network Service), CIO (In charge of Information Security and IT, Vice President, Corporate Process & Operation Reengineering)
Executive Officer	Shozui Takeno	Vice President, Corporate Total Productivity Management & Environmental Programs
Executive Officer	Kunihiko Kaga	In charge of Auditing, CSO (In charge of Corporate Strategic Planning and Operations of Associated Companies), CTO (In charge of Technology Strategies)
Executive Officer	Katsuya Furuta	CMO (In charge of Global Marketing, Vice President, Corporate Marketing)
Executive Officer	Kuniaki Masuda	CFO (In charge of Accounting and Finance), CHRO (In charge of General Affairs and Human Resources)
Executive Officer	Tomonori Sato	In charge of Intellectual Property, Vice President, Corporate Research and Development
Executive Officer	Yoshikazu Nakai	CPO (In charge of Manufacturing), CQO (Vice President, Corporate Quality Assurance Reengineering)
Executive Officer	Satoshi Takeda	Industry and Mobility Business Area Owner (Group President, Factory Automation Systems)
Executive Officer	Hiroshi Sakakibara	CDO (Vice President, Corporate Business Innovation)

Notes:	1.	Representative Executive Officer, President & CEO Kei Uruma, Executive Officers Kunihiko Kaga and Kuniaki Masuda also serve concurrently as Directors.
2.	The category, Important Concurrent Positions, does not apply to all 17 Executive Officers.
3.	Of those listed above, Executive Officers Yoshihisa Hara, So Suzuki, Shozui Takeno and Katsuya Furuta retired upon the expiration of their terms of office on March 31, 2023.

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(Reference) Executive Officers as of April 1, 2023 are as follows:

Title	Name	Positions Held/Responsibilities
Representative Executive Officer President & CEO	Kei Uruma	CEO
Representative Executive Officer Executive Vice President	Tadashi Matsumoto	Life Business Area Owner (Senior General Manager, Life BA Strategic Planning Office, Representative Director and President, Mitsubishi Electric Building Solutions Corporation), In charge of Export Control
Representative Executive Officer Senior Vice President	Kunihiko Kaga	Industry and Mobility Business Area Owner (Senior General Manager, Industry and Mobility BA Strategic Planning Office), CTO (In charge of Technology Strategies)
Senior Vice President	Noriyuki Takazawa	Infrastructure Business Area Owner (Senior General Manager, Infrastructure BA Strategic Planning Office)
Executive Officer	Atsuhiro Yabu	Group President, Automotive Equipment
Executive Officer	Satoshi Kusakabe	CRO (In charge of Legal Affairs & Compliance, Risk Management, Economic Security and Export Control)
Executive Officer	Yoji Saito	CMO (In charge of Global Marketing and Advertising, Vice President, Corporate Marketing), In charge of Government & External Relations
Executive Officer	Eiichiro Mitani	Business Platform Business Area Owner (Senior General Manager, Business Platform BA Strategic Planning Office, Group President, Information Systems & Network Service), CIO (In charge of Information Security and IT, Vice President, Corporate Process & Operation Reengineering)
Executive Officer	Kuniaki Masuda	CFO (In charge of Accounting and Finance)
Executive Officer	Tomonori Sato	Group President, Defense & Space Systems
Executive Officer	Yoshikazu Nakai	CPO (In charge of Manufacturing, Vice President, Corporate Total Productivity Management & Environmental Programs), CQO (Vice President, Corporate Quality Assurance Reengineering)
Executive Officer	Satoshi Takeda	In charge of Auditing, CSO (In charge of Corporate Strategic Planning, IR and SR, Operations of Associated Companies, Three Key Reforms and Sustainability)
Executive Officer	Hiroshi Sakakibara	CDO (In charge of DX, Vice President, Corporate Business Innovation)
Executive Officer	Yasunari Abe	CHRO (In charge of General Affairs and Human Resources, Senior General Manager, Corporate Human Resources Div.), In charge of Public Relations
Note:	Details of Executive Officers (Associate)
Based on the company-wide management policy, the Company has appointed Executive Officers (Associate) who make decisions on overall management and execute business in relation to sections within their purview. Executive Officers (Associate) as of April 1, 2023 are as follows.

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Title	Name	Positions Held/Responsibilities
Executive Officer (Associate)	Yasumichi Tazunoki	Group President, Living Environment & Digital Media Equipment
Executive Officer (Associate)	Shigeki Kawaji	In charge of Purchasing, Senior General Manager, Corporate Purchasing Div.
Executive Officer (Associate)	Kenichiro Fujimoto	Overseeing Accounting and Finance, Senior General Manager, Corporate Accounting Div.
Executive Officer (Associate)	Masayoshi Takemi	Group President, Semiconductor & Device
Executive Officer (Associate)	Hideto Negoro	Group President, Public Utility Systems
Executive Officer (Associate)	Masahiro Oya	Vice President, Global Strategic Planning & Marketing
Executive Officer (Associate)	Iwao Oda	Group President, Building Systems, Representative Director and Vice President, Mitsubishi Electric Building Solutions Corporation
Executive Officer (Associate)	Hiroshi Tsuchimoto	Senior General Manager, Corporate Strategic Planning Div.
Executive Officer (Associate)	Toshie Takeuchi	Group President, Factory Automation Systems
Executive Officer (Associate)	Soichi Hamamoto	Group President, Energy & Industrial Systems
Executive Officer (Associate)	Toru Oka	In charge of Intellectual Property, Vice President, Corporate Research and Development
Executive Officer (Associate)	Michael Corbo	Representative of Americas, Global Strategic Planning & Marketing President, Mitsubishi Electric US Holdings, Inc. President & CEO, Mitsubishi Electric US, Inc.

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(3) Directors’ and Executive Officers’ Compensation for Fiscal 2023
1) The Policy for Determining Compensation for Directors and Executive Officers

The policy for determining compensation for Directors and Executive Officers are deliberated upon and decided by the Compensation Committee, a majority of which is comprised of outside directors, including the chairperson. The policy is as follows. If a Director concurrently serves as an Executive Officer, the policy for determining compensation, etc. for Executive Officers is applied.

i	Basic Policies

As a Company with a Three-committee System, the Company segregates the supervisory function and the execution function of management. The supervisory function of management is assigned to the Directors and the Board of Directors and the execution function of management is assigned to the Executive Officers. The compensation scheme for Directors and the compensation scheme for the Executive Officers will be set differently, corresponding to the contents and responsibilities of each duty and position. The compensation will be determined by the Compensation Committee based on the following basic policies:

(a) Directors

a.	The compensation scheme should encourage the Directors to demonstrate their supervisory function of management.
b.	The compensation should be the amount necessary to secure suitable talent to fulfill the responsibilities of the Company’s Directors.

(b) Executive Officers

a.	The compensation scheme should observe the corporate philosophy of the Mitsubishi Electric Group, and be fully accountable to all stakeholders including society, customers, shareholders, and employees.
b.	The compensation scheme should encourage the execution of duties in line with management strategies and provide strong incentives to achieve management goals.
c.	The compensation scheme should function as an incentive for sustained performance growth and the improvement of corporate value.
d.	The compensation scheme should reflect a fair and impartial evaluation of the achievements and contributions toward their respective roles and responsibilities.

ii.	The system for determining compensation

(a) Directors

The compensation scheme for Directors shall consist exclusively of basic compensation (fixed compensation), in light of the Directors’ role to provide advice and supervise management from an objective and independent perspective.

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(b) Executive Officers

The compensation scheme for Executive Officers shall be as follows, with an emphasis on the improvement of medium-term corporate value and shareholder value.

■Compensation Structure (Percentage of compensation is that of the President & CEO)

Fixed Compensation
Variable Compensation
Short-term
Mid-term
Long-term
Compensation Structure
(Example of President & CEO)
Basic Compensation
1
Performance-based bonus
1
PSU
0.7
RSU
0.3
Evaluation Category
Corporate Results
7
Individual
3
Corporate Results
(1:1 for others excl. President)
KPI, Evaluation Item
Revenue
1
Operating Profit Ratio
1
Set Individually
TSR Comparison
Evaluation Method
0% to 200% depending on evaluation results
0% to 200% based on target achievement
Granting Frequency and Evaluation Cycle
(Granting frequency)
Every Year
Every Year
EY
(Evaluation Cycle)
1 Year
3 Years
Transfer restriction lifted at retirement

a.	Basic compensation

Fixed compensation is set in accordance with the roles and responsibilities of each Executive Officer and is paid monthly in cash by dividing the position-based annual standard amount by 12.

b.	Performance-based bonus

The performance-based bonus consists of “Corporate Performance Evaluation” and “Individual Evaluation.” Toward the implementation and achievement of targets of important indicators, priority measures, etc. in the Medium-Term Management Plan, consolidated revenue and the consolidated operating profit ratio are used as evaluation indicators for “Corporate Performance Evaluation.” For “Individual Evaluation,” as an evaluation indicator, non-financial targets are determined for each Executive Officer. For Executive Officers who control a Business Group, actual results of their Business Group as well as non-financial targets are used as evaluation indicators. The amount to be paid is determined in accordance with the status of achievements of these indicators.

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The payment amount for each individual will fluctuate in the range of 0% to 200% and shall be calculated as below and paid in a lump sum in cash after the end of each fiscal year.

Individual payment amount＝	Position-based standard amount × (Corporate performance evaluation coefficient + Individual evaluation coefficient) (in the range of 0-200%)

* The target, minimum and maximum are those for the fiscal 2023.

■Determination of individual evaluation coefficients

The targets for the President and CEO shall be determined through the deliberation of the Compensation Committee at the beginning of the fiscal year.

Evaluations shall be made after the end of the fiscal year, by deliberation and decision by the Compensation Committee following a self-evaluation by the President and CEO.

Targets and evaluations of other Executive Officers are discussed and approved by the Compensation Committee after a meeting between the President and CEO and each Executive Officer.

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■Evaluation indicators, ratios, targets, performance results and evaluation coefficient for fiscal 2023

Evaluation indicators		Evaluation ratios		Targets, etc.		Performance results	Evaluation coefficient
		President & CEO	Other Executive Officers
Corporate performance evaluation	Consolidated revenue	35%	25%	Maximum	5,250.0 billion yen	5003.6 billion yen	148.7%
				Target	4,770.0 billion yen
				Minimum (Threshold)	4,530.0 billion yen
	Consolidated operating profit ratio	35%	25%	Maximum	7.5%	5.2％	58.3％
				Target	5.7%
				Minimum (Threshold)	5.1%
Individual evaluation		30%	50%	Set specific targets for each Executive Officer based on the priority measures in FY2026 Medium-Term Management Plan, “Three Reforms” to restore trust, ESG promotion, and performance of the business group in charge.		Based on evaluation against individual targets and business performance of the business group in charge, etc.	－

c.	Performance-based stock compensation (PSU)*

In principle, the number of shares to be issued as performance-based stock compensation (PSU) varies between 0% and 200%, depending on the comparison result (in percentile) between the Company’s TSR (total shareholder return) for the three years and the TSR of a pre-selected group of comparable companies. The comparable companies are selected from domestic and overseas companies in the business areas in which the Company operates. The number of shares to be delivered to each individual is calculated as follows:

* PSU: Performance Share Units

Number of shares delivered to each individual＝	Standard PSU points for the position × PSU grant rate (in the range of 0-200%)

■Determination of PSU grant rate

[TSR percentile vs comparable companies]

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■PSU of which evaluation period ended in fiscal 2023

There is no performance-based stock compensation (PSU) for which the evaluation period ended in this fiscal year, as it was introduced in fiscal 2023.

d.	Restricted Stock Units (RSU)*

In order to promote continuous shareholding and shareholder value during the term of office, the Restricted Stock Unit (RSU) program shall, in principle, deliver shares, with transfer restrictions, equivalent to the standard amount for the position at the end of each fiscal year. The transfer restrictions shall be lifted at retirement (when the Company’s Director or Executive Officer retires from his/her position).

* RSU: Restricted Stock Unit

iii. Method of setting compensation levels and compensation composition ratios

The compensation levels and compensation composition ratios of Directors and Executive Officers are set each year according to their roles and responsibilities based on a comparison with market compensation levels using compensation survey data of external professional organizations. When comparing with market compensation levels, major domestic manufacturers similar to the Company in terms of scale, type of business, global expansion, etc., are selected as the compensation benchmark group.

(a) Directors

The basic compensation levels of Directors are set in consideration of the compensation levels of non-executive internal directors and outside directors of the compensation benchmark companies, their roles and responsibilities, and other factors.

(b) Executive Officers

The compensation, etc. of Executive Directors is set in consideration of the trends in compensation levels of executive officers at the compensation benchmark companies, the management strategy and business environment of the Company, the objectives of incentive compensation and the degree of difficulty in achieving the targets, the roles and responsibilities of the Executive Officer concerned and other relevant factors. Additionally, from the perspective of pay-for-performance, the compensation composition has been set with a higher ratio of incentive compensation to place greater emphasis on the link between performance and the medium- and long-term improvement of corporate value and shareholder value. The composition of standard compensation for fiscal 2023 is as follows.

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■Composition of standard compensation for fiscal 2023

* The ratio of “Basic compensation: Performance-based bonus: Stock compensation (PSU + RSU)” is “1: 1: 1” for the President & CEO, and within the range of “1: (0.67 to 0.8): (0.67 to 0.8)” for the other Executive Officers. The ratio has been set so that the higher the position of the Executive Officer, the greater the ratio of variable compensation. The weight of short-term and medium- to long-term are considered to be the same, and the ratios of performance-based bonus and stock compensation have been equally set.

iv. Compensation governance

The Company’s Compensation Committee has the authority to determine the details of compensation, etc. for individual Directors and Executive Officers of the Company. It mainly determines the policies for determining executive compensation etc., the details of compensation, etc. for individual Directors and Executive Officers, company-wide performance evaluations related to the incentive compensation of Executive Officers, and the individual evaluations of Executive Officers. The Compensation Committee is chaired by an Outside Director.

v. Stock ownership guidelines

We believe it is important to ensure that our Executive Officers share the same value with our shareholders on a long-term and sustainable basis. To this end, we have established the following stock ownership guidelines and require Executive Officers to continuously hold the Company’s stock during their term of office in an amount equal to or higher than a target amount, even after the target amount has been reached.

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[Stock Ownership Guidelines]

Targeted holdings to be achieved within four years of assuming the position

Position	Target amount
President & CEO	The multiple to be applied to the annual basic compensation	1.3 times
Senior Vice President		1.0 times
Executive Officer		0.8 times

vi. Malus and clawback provisions

The Company shall introduce “malus and clawback provisions” so that, in the event of any material misconduct or violation by an Executive Officer, or in the event of any material revision to the financial results of prior fiscal years, the Compensation Committee may, by resolution, demand that such Executive Officer forfeit his/her right to receive incentive compensation (malus) or return his/her paid compensation (clawback). The compensation that may be subject to these provisions shall be performance-based bonuses to be paid or already paid, points granted before the delivery of shares and shares before the lifting of transfer restrictions, and some or all of the shares already delivered.

2) Total amount of compensation for Directors and Executive Officers (for fiscal 2023)

i.  Total Amount of Compensation for Directors and Executive Officers

Category	Number Receiving Payment	Total Compensation Amount (Millions of yen)	Total Compensation Amount by Type
			Basic Compensation (Millions of yen)	Performance-based bonus (Millions of yen)	Performance Share Unit (Millions of yen)	Restricted Stock Unit (Millions of yen)	Retirement Benefit (Millions of yen)
Directors	4	120	108	－	－	－	12
Outside Directors	7	122	122	－	－	－	－
Executive Officers	17	1,645	686	479	335	143	－
Notes:	1.	The number of Directors receiving compensation does not include Outside Directors or Directors who concurrently hold posts as Executive Officers.
2.	Regarding Executive Officers who assumed the office in the 151st fiscal year, there was a difference amounting to 59 million yen between the total compensation disclosed for the previous fiscal year and the compensation paid during fiscal 2023. Said difference was not included in the amount disclosed above.
3.	The amount of performance-based bonus is a reserve amount for a bonus as of the end of March 2023 to be paid to applicable Executive Officers in June 2023 for the target period from April 2022 to March 2023.
4.	The amount of the Performance Share Unit is a reserve amount for stock compensation as of the end of March 2023 to be granted to applicable Executive Officers after the TSR evaluation period (three years) for the target period from April 2022 to March 2023.
5.	The amount of the Restricted Stock Unit is the total amount of compensation for shares with transfer restrictions granted to applicable Executive Officers in March 2023 for the target period from April 2022 to March 2023.

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6.	The Company has adopted the BIP (Board Incentive Plan) Trust for the Performance Share Unit and Restricted Stock Unit whereby shares will be granted to Executive Officers after the TSR evaluation period (three years) for the Performance Share Unit and after the vesting period (one year) for the Restricted Stock Unit.
7.	With regard to the retirement benefits for Directors and Executive Officers, the retirement benefits were terminated for Directors after the conclusion of the Ordinary General Meeting of Shareholders held in June 2021, and for Executive Officers from April 1, 2021. Directors and Executive Officers who assumed office prior to the termination date of retirement benefits shall be paid retirement benefits at the time of retirement for the term of office until the termination date of the retirement benefits, in accordance with the Regulations on the Retirement Benefits of Directors and Executive Officers determined by the Compensation Committee.
8.	With serious consideration of the improper quality control practices, the basic compensation for April 2022 and the period from November 2022 to January 2023 for relevant Executive Officers has been partly reduced based on the decision by the Compensation Committee.

ii. Total Number of Shares Granted as Compensation for Directors and Executive Officers

	Number of Shares Granted	Number of Recipients
Executive Officers and Directors (excluding Outside Directors)	391,018	36
Outside Directors	-	-
Notes:	1.	The above includes former Directors and Executive Officers.
2.	The above number of shares granted is the number of shares that were actually granted to Directors and Executive Officers. Of the shares that Directors and Executive Officers are entitled to be granted, 287,507 shares have been converted in the trust and delivered as cash equivalent to the disposal price, based on the regulations for granting shares.

3) The Grounds for Determination by the Compensation Committee that the Details of Compensation Given to Individuals Observe the Determination Policy for Fiscal 2023

With regard to the determination of the amount of compensation given to individual Directors and Executive Officers, the Compensation Committee met eleven times during the period from April 2022 and March 2023. In the deliberations by the Compensation Committee, compensation consultants from an external professional organization with global experience and knowledge were employed with the aim to introduce outside objective points of view and specialized knowledge and information on the executive compensation scheme.

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The basic compensation to individual Directors and Executive Officers has been deliberated and determined by the Compensation Committee by utilizing external data on the compensation of major companies in Japan operating globally and taking into account the contents of the duties of the Directors and Executive Officers. Furthermore, as for the retirement benefits paid to Directors and Executive Officers who retired during fiscal 2022 or 2023, their individual payments were determined by the Compensation Committee, based on the Regulations on the Retirement Benefits of Directors and Executive Officers formulated under the policy prior to the revision. Based on the above, the Compensation Committee has determined that the details of compensation given to individuals observe the determination policy.

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3.	Matters Related to the Directors and Officers Liability Insurance (D&O Insurance)

The Company has concluded a directors and officers liability insurance (D&O Insurance) agreement provided in Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The scope of the insured under this insurance policy includes the Company, the Company’s executives, important employees, dispatched Outside Directors, and their heirs. This insurance policy shall compensate for damages and legal expenses to be borne by the insured, in the event of a claim for damages submitted by a shareholder or third party, etc. However, claims for damages arising from criminal acts by the executives, etc. shall be exempt from compensation. All insurance premiums shall be borne by the Company.

4.	Status of the Independent Auditor
(1)	Name of the Independent Auditor

KPMG AZSA LLC

(2)	Compensation Paid to the Independent Auditor in Fiscal 2023

(Millions of yen)
Payment
1) Compensation and other payments to the Independent Auditor by Mitsubishi Electric Corporation	296
2) A total of financial returns payable on monetary and other assets by Mitsubishi Electric Corporation and its subsidiaries	559

Notes: 1. In its auditing agreements with independent auditors, the Company makes no distinction between compensation for audits as defined by the Companies Act or for audits as defined under the Financial Instruments and Exchange Law. The total of compensation for such audits is included in 1) in the above table.

2. Aside from audit work defined in Article 2, Paragraph 1 of the Certified Public Accountant Law, Mitsubishi Electric Corporation has paid the Independent Auditor a fee for advisory services related to assessment of the Company’s accounting operations.

3. Eight of the Company’s principal overseas subsidiaries have been audited by audit corporations in alliance with the Independent Auditor retained by Mitsubishi Electric Corporation.

4. Audit Committee determined that the compensation for Independent Auditors were legitimate and agreed to the amount, as it was based on the estimated audit hours taking into account the audit policies and plans for fiscal 2023, which were confirmed with the Independent Auditors, and as the compensation unit price was a reasonable amount.

(3)	Policy on Dismissal or Non-Reappointment of the Independent Auditor
1)	The Independent Auditor may be dismissed in the event that it:
a.	Commits any breach or omission of due fulfillment of the responsibilities of its work;
b.	Acts in a manner that is inappropriate for an independent auditor; or,
c.	Is involved in any sort of incident or activity that is deemed to fall within the scope of (a) and (b) above.
2)	In addition to the event as contemplated in 1) above, for such reasons as (but not limited to) amelioration of the audit quality, the Company may opt, as necessary, not to renew the retention or appointment of the Independent Auditor.

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5.	Summary of Systems Necessary to Ensure the Properness of Operations of the Company and the Status of the Management

(1) For the execution of the duties of the Audit Committee, its independence is secured by assigning employees whose job is exclusively to assist the Audit Committee members. In addition, internal regulations regarding the processing of expenses and debts incurred in the execution of the duties of the Audit Committee members are established and such expenses and debts are properly processed.

A system for reporting to the Audit Committee is developed to report information about the Company and its subsidiaries to the Audit Committee via the divisions in charge of internal control, and an internal whistle-blower system is developed and its details are reported to the Audit Committee members.

Furthermore, the Audit Committee members attend important meetings including Executive Officer meetings, hold discussions with Executive Officer, etc., and conduct investigations such as interviews with the executives of the Company’s offices and subsidiaries, and undertake deliberations to determine audit policies, methods, implementation status, and results of the audit by regularly receiving reports from the Independent Auditor and Executive Officers in charge of audits.

(2) Internal regulations and systems to ensure the properness of operations within the Mitsubishi Electric Group are established. Executive Officers take responsibility for constructing such systems within the areas over which they are appointed. Important matters are deliberated by convening Executive Officer meetings.

Executive Officers regularly monitor the status of management of the systems. The divisions in charge of internal control monitor the status of design and management of internal control system and regulations. Also an internal whistle-blower system is established and the matters reported thereto are informed to the Audit Committee members.

Furthermore, the status of management of the system is audited by internal auditors, and the audit results are reported regularly to the Audit Committee via Executive Officers in charge of audit.

Details of this section are posted on the Company’s Website (https://www.MitsubishiElectric.com/en/investors/meeting/).

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6.	Basic Policy Regarding Control over the Company

At present, Mitsubishi Electric Corporation has not formulated basic policies or anti-takeover measures.

The Company aims to further enhance corporate value in incessant pursuit of growth and better-than-ever business results. Through proactive IR activities, the Company endeavors to convey timely information to investors and financial markets, regarding its management policies, strategies and business results.

However, due to the possibility that large volumes of shares may be purchased, the Company believes it is necessary to take appropriate steps in response to any action not in conformity with the objective of enhancing the Company’s corporate value, or in contrary to the common interest of shareholders. Looking forward, the Company will maintain a careful watch over social trends and examine avenues of action.

7.	Policy on the Determination of Dividends from Surplus
(1)	Medium- to long-term policy

Mitsubishi Electric Corporation shall remain focused on enhancing corporate value as its ultimate objective. The Company aims to maintain a balance between distributing profits that reflect earnings conditions for the respective fiscal year and strengthening its financial standings by improving internal reserves. From this perspective, the Company’s fundamental policy is to improve overall shareholder returns.

(2)	Dividends for the fiscal year ended March 31, 2023

In the fiscal year ended March 31, 2023, Mitsubishi Electric Corporation decided to pay a fiscal year-end dividend of ¥26 per share in line with its performance and financial standing during the fiscal period.

As a result, the annual dividend for the fiscal year ended March 31, 2023, amounted to ¥40 per share, which includes an interim dividend of ¥14 per share paid on December 2, 2022.

Note: Fiscal year-end dividends will be paid on Friday, June 2, 2023.

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Consolidated Financial Statements

Consolidated Statement of Financial Position

(March 31, 2023)

(Millions of yen)

Assets		Liabilities
Current assets	3,388,187	Current liabilities	1,802,826
Cash and cash equivalents	645,870	Bonds, borrowings and lease liabilities	186,304
Trade receivables	1,051,641	Trade payables	644,456
Contract assets	295,291	Contract liabilities	239,228
Other financial assets	60,953	Other financial liabilities	174,891
Inventories	1,209,254	Accrued expenses	332,788
Other current assets	125,178	Accrued income taxes	46,617
Non-current assets	2,194,332	Provisions	121,891
Investments accounted for using the equity method	236,785	Other current liabilities	56,651
		Non-current liabilities	416,469
Other financial assets	358,598	Bonds, borrowings and lease liabilities	214,454
Property, plant and equipment	896,313	Other financial liabilities	930
		Net defined benefit liabilities	153,821
Goodwill and intangible assets	190,601	Provisions	3,824
		Deferred tax liabilities	7,762
Deferred tax assets	154,441	Other non-current liabilities	35,678
Other non-current assets	357,594	Total liabilities	2,219,295
		Equity
		Mitsubishi Electric Corp. stockholders’ equity	3,239,027
		Common stock	175,820
		Capital surplus	202,888
		Retained earnings	2,636,136
		Accumulated other comprehensive income (loss)	276,898
		Treasury stock, at cost	(52,715)
		Non-controlling interests	124,197

		Total equity	3,363,224
Total assets	5,582,519	Total liabilities and equity	5,582,519

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Consolidated Statement of Profit or Loss

(April 1, 2022 to March 31, 2023)

(Millions of yen)

Revenue	5,003,694
Cost of sales	3,596,781
Selling, general and administrative expenses	1,147,981
Other profit (loss)	3,420
Operating profit	262,352
Financial income	12,302
Financial expenses	4,296
Share of profit of investments accounted for using the equity method	21,821
Profit before income taxes	292,179
Income taxes	67,235
Net profit	224,944
Net profit attributable to:
Mitsubishi Electric Corp. stockholders	213,908
Non-controlling interests	11,036

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[Reference]

Consolidated Statement of Cash Flows

(April 1, 2022 to March 31, 2023)

(Millions of yen)

Cash flows from operating activities	166,711
Cash flows from investing activities	(148,533)
Free cash flow	18,178
Cash flows from financing activities	(119,568)
Effect of exchange rate changes on cash and cash equivalents	20,081
Net increase (decrease) in cash and cash equivalents	(81,309)

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Financial Statements

Balance Sheet

(March 31, 2023)

(Millions of yen)

Assets		Liabilities
Current assets:	1,833,664	Current liabilities:	1,439,218
Cash and cash equivalents	227,158	Electronically recorded obligations – operating	114,135
Notes receivable	7,178
Trade accounts receivable	749,237	Trade accounts payable	360,777
Contract assets	225,148	Short-term loans payable	532,145
Finished goods	108,887	Lease obligation	2,190
Raw materials	69,035	Other accounts payable	108,203
Work in process	239,424	Accrued expenses	106,273
Advance payments	25,878	Income taxes payable	5,301
Other	181,828	Advances received	125,215
Allowance for doubtful accounts	(112)	Reserve for product warranties	38,145
		Reserve for loss on construction contracts	23,238
Noncurrent assets:	1,328,099
Property, plant and equipment	386,171	Other	23,594
Buildings, net	202,656	Noncurrent liabilities:	150,181
Structures, net	10,454	Long-term loans payable	141,730
Machinery and equipment, net	72,424	Lease obligations	3,901
Vehicles, net	278	Reserve for loss on investments in foreign subsidiaries and affiliates	293
Tools, furniture and fixtures, net	20,729
Land	41,192	Reserve for directors’ retirement benefits	287
Lease assets, net	2,672	Reserve for competition-law-related expenses	375
Construction in progress	35,762
		Asset retirement obligations	386
Intangible fixed assets	39,049	Other	3,207
Software	26,555	Total liabilities	1,589,400
Other	12,493	Net assets
		Shareholders’ equity:	1,462,545
Investments and other assets	902,878	Common stock	175,820
Investment in securities	236,163	Capital surplus	181,321
Investment in subsidiaries and affiliates	453,073	Legal capital surplus	181,140
		Other capital surplus	181
Long-term loans receivable	6,147	Retained earnings	1,158,118
Long-term prepaid expenses	6,201	Legal retained earnings	43,955
Deferred tax assets	39,559	Other retained earnings	1,114,163
Other	162,498	Reserve for reduction entry	9,819
Allowance for doubtful accounts	(764)	General reserve	300,000
		Retained earnings brought forward	804,343
		Treasury stock	(52,715)
		Valuation and translations adjustments:	109,818
		Unrealized gains (losses) on securities	109,849
		Deferred gains (losses) on hedges	(31)
		Total net assets	1,572,363
Total assets	3,161,763	Total liabilities and net assets	3,161,763

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Statement of Income

(April 1, 2022 to March 31, 2023)

(Millions of yen)

Net sales		2,712,165
Cost of sales		2,124,908
Gross profit		587,256
Selling, general and administrative expenses		516,890
Operating income		70,366
Non-operating income
Interest and dividends	108,411
Other	16,223	124,634
Non-operating expenses
Interest	2,810
Other	28,817	31,628
Ordinary income		163,372
Extraordinary income
Gain on sale of non-current assets	22,463	22,463
Extraordinary loss
Loss on impairment	22,395	22,395
Income before income taxes		163,440
Income taxes-current		18,225
Income taxes-deferred		(1,079)
Net income		146,293

45

Independent Auditor’s Report

May 9, 2023

Kei Uruma

President and CEO

Mitsubishi Electric Corporation

KPMG AZSA LLC

Tokyo Office, Japan

Kensuke Sodekawa

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Naoki Matsumoto

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Yukihiko Ishiguro

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Opinion

We have audited the consolidated financial statements, which comprise the consolidated statement of financial position, the consolidated statement of profit or loss, the consolidated statement of changes in equity and the related notes of Mitsubishi Electric Corporation (“the Company”) and its consolidated subsidiaries (collectively referred to as “the Group”), as at March 31, 2023 and for the year from April 1, 2022 to March 31, 2023 in accordance with Article 444-4 of the Companies Act.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position and the results of operations of the Group for the period, for which the consolidated financial statements were prepared, in accordance with the second sentence of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required under International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the business report and its supplementary schedules. Management is responsible for the preparation and presentation of the other information. The audit committee is responsible for overseeing the executive officers and the directors’ performance of their duties with regard to the design, implementation and maintenance of the reporting process for the other information.

46

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the second sentence of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required under International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern in accordance with the second sentence of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required under International Financial Reporting Standards.

The audit committee is responsible for overseeing the executive officers and the directors’ performance of their duties with regard to the design, implementation and maintenance of the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in Japan will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit is not to express an opinion on the effectiveness of the Group’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

47

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.
•	Evaluate whether the presentation and disclosures in the consolidated financial statements are in accordance with the second sentence of Article 120-1 of the Ordinance of Companies Accounting that prescribes some omissions of disclosure items required under International Financial Reporting Standards, the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.
•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest required to be disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Company and its subsidiaries which are required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Notes to the Reader of Independent Auditor’s Report:

The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act for the conveniences of the reader.

48

Independent Auditor’s Report

May 9, 2023

Kei Uruma

President and CEO

Mitsubishi Electric Corporation

KPMG AZSA LLC

　Tokyo Office, Japan

Kensuke Sodekawa

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Naoki Matsumoto

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Yukihiko Ishiguro

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Opinion

We have audited the financial statements, which comprise the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and the supplementary schedules (“the financial statements and others”) of Mitsubishi Electric Corporation (“the Company”) as at March 31, 2023 and for the year from April 1, 2022 to March 31, 2023 in accordance with Article 436-2-1 of the Companies Act.

In our opinion, the financial statements and others referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period, for which the financial statements and others were prepared, in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements and Others section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the business report and its supplementary schedules . Management is responsible for the preparation and presentation of the other information. The audit committee is responsible for overseeing the executive officers and the directors’ performance of their duties with regard to the design, implementation and maintenance of the reporting process for the other information.

49

Our opinion on the financial statements and others does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements and others, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements and others or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit committee for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and others in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements and others, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern in accordance with accounting principles generally accepted in Japan.

The audit committee is responsible for overseeing the executive officers and the directors’ performance of their duties with regard to the design, implementation and maintenance of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements and Others

Our objectives are to obtain reasonable assurance about whether the financial statements and others as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in Japan will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements and the supplementary schedules.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements and others, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit is not to express an opinion on the effectiveness of the Company’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

50

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements and others or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.
•	Evaluate whether the presentation and disclosures in the financial statements and others are in accordance with accounting standards generally accepted in Japan, the overall presentation, structure and content of the financial statements and others, including the disclosures, and whether the financial statements and others represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit, significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest required to be disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Company which are required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Notes to the Reader of Independent Auditor’s Report:

This is an English translation of the Independent Auditor’s Report as required by the Companies Act of Japan for the conveniences of the reader.

51

Audit Committee Report

The Audit Committee has conducted audits of the Directors and Executive Officers of the Company with regard to their performance of duties during the 152nd fiscal period (April 1, 2022 to March 31, 2023). A report covering the methodology and findings of the audit follows.

1.            Methodology and Scope of Audit

The Company’s Audit Committee monitored and examined the content of resolutions of the Board of Directors related to matters set forth in Article 416, Paragraph 1, Item 1, Sections 2 and 5 of the Companies Act, as well as the structure of the Company’s internal control system as set forth in the aforementioned resolutions. To this end, the Audit Committee received periodic reports from Directors, Executive Officers and employees regarding the content of the above resolutions, along with the constitution and operating effectiveness of the above-referred internal control system. The Audit Committee, where necessary, sought explanations and voiced opinions on these matters. At the same time, the Audit Committee conducted audits using the following methods.

(a) In accordance with its established policies and procedures, the Audit Committee attended important meetings, received reports on business activities from Directors and Executive Officers, sought explanations where necessary, and perused documents pertaining to important decisions, and also surveyed properly the condition of operations and assets at the Company’s head office and key operational facilities, in collaboration with the divisions in charge of internal control. Where necessary, the Audit Committee sought reports on the operations and assets of subsidiaries.

(b) In addition to monitoring and examining the activities of the independent auditor to ensure that it maintains its independent position and that it conducts its auditing duties properly, the Audit Committee received reports from the Independent Auditor regarding the status of its activities and sought explanations when necessary. Furthermore, the Independent Auditor notified the Committee that it was adhering to “Quality Management Standards Regarding Audits” (Business Accounting Council of the Financial Services Agency, October 28, 2005) as it worked to improve its system “to ensure that its duties are properly executed,” as stipulated in Article 131 of the “Company Accounting Regulations.” The Committee sought explanations where necessary.

Based upon the above methods, the Audit Committee carefully examined the Business Report and its supplementary schedules, the consolidated financial statements (consolidated statement of financial position, consolidated statement of profit or loss, consolidated statement of changes in equity and notes to consolidated financial statements), the non-consolidated financial statements (balance sheets, statements of income, statements of changes in shareholders’ equity and notes to non-consolidated financial statements) and their supplementary schedules for the fiscal year ended March 31, 2023.

2.           Audit Results

(1) Results of the Audit of the Business Report and Supplementary Schedules

(a) The Business Report and Supplementary Schedules present fairly, in conformity with applicable laws and regulations and the Company’s Articles of Incorporation, the conditions of the Company.

(b) In executing their duties, the Directors and Executive Officers have not made any significant transactions or actions deemed to be in contradiction of any laws or the Company’s Articles of Incorporation.

(c) The content of the Board of Directors’ resolutions related to internal control systems as set forth in Article 416, Paragraph 1, Item 1, Sections 2 and 5, of the Companies Act is adequate. Moreover, we find no issues of concern with regard to contents of the Business Report and the performance of Directors and Executive Officers in their duties related to internal control systems.

As mentioned in the Business Report, the Company seriously takes the full extent of the improper quality control practices identified to date and the findings and recommendations from the Investigative Committee and Governance Review Committee and is taking measures to prevent any recurrence in its entire group so that a similar incident never occurs. In addition, the Company positions three key areas to restore trust (quality assurance, organizational culture, and governance) as top management priorities and, deepening and developing these priorities, is committed to reforming toward the creation of a new Mitsubishi Electric. The Audit Committee positions responses to the product quality issue of the Company and its associated companies as an agenda with a higher degree of importance and, including promotion of a number of recurrence prevention initiatives for work-related and information security issues as recently identified, will continue to closely monitor their progress.

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(2) Results of the Audit of Consolidated Financial Statements

The procedures and report of the audit by the Independent Auditor, KPMG AZSA LLC, are adequate.

(3) Results of the Audit of Non-Consolidated Financial Statements and Supplementary Schedules

The procedures and report of the audit by the Independent Auditor, KPMG AZSA LLC, are adequate.

May 12, 2023

The Audit Committee

Mitsubishi Electric Corporation

Hiroshi Obayashi, Committee Chairman

Kazunori Watanabe, Committee Member

Takashi Oyamada, Committee Member

Tadashi Kawagoishi, Committee Member (Standing)

Jun Nagasawa, Committee Member (Standing)

Note: Hiroshi Obayashi, Kazunori Watanabe and Takashi Oyamada are Outside Directors as prescribed under Article 2, Item 15 and Article 400, Paragraph 3 of the Companies Act.

53

Start date of measures for electronic provision: May 30, 2023

To Shareholders

Other Matters Subject to Measures for Electronic Provision for the 152nd Ordinary General Meeting of Shareholders

(Matters omitted from written documents delivered)

For Fiscal 2023 (April 1, 2022–March 31, 2023)

■	Business Report
	Summary of Systems Necessary to Ensure the Properness of Operations of the Company and the Status of the Management	1
■	Consolidated Financial Statements
	Consolidated Statement of Changes in Equity	5
	Notes to Consolidated Financial Statements	6
■	Financial Statements
	Statement of Changes in Net Assets	12
	Notes to Financial Statements	14

The abovementioned items are omitted from the written documents (written documents stating matters subject to measures for electronic provision) delivered to shareholders who have requested the delivery of such written documents, in accordance with the provisions of laws and regulations and Article 15 of Mitsubishi Electric’s Articles of Incorporation.

54

■Business Report

Summary of Systems Necessary to Ensure the Properness of Operations of the Company and the Status of the Management

(1)	For the execution of the duties of the Audit Committee, its independence is secured by assigning employees whose job is exclusively to assist the Audit Committee members. In addition, internal regulations regarding the processing of expenses and debts incurred in the execution of the duties of the Audit Committee members are established and such expenses and debts are properly processed.

A system for reporting to the Audit Committee is developed to report information about the Company and its subsidiaries to the Audit Committee via the divisions in charge of internal control, and an internal whistle-blower system is developed and its details are reported to the Audit Committee members.

Furthermore, the Audit Committee members attend important meetings including Executive Officer meetings, hold discussions with Executive Officer, etc., and conduct investigations such as interviews with the executives of the Company’s offices and subsidiaries, and undertake deliberations to determine audit policies, methods, implementation status, and results of the audit by regularly receiving reports from the Independent Auditor and Executive Officers in charge of audits.

Item	Matters resolved	Status of management
The matters prescribed by the applicable Ordinance of the Ministry of Justice as those necessary for the execution of the duties of the Audit Committee

■Assign employees whose job is exclusively to assist the Audit Committee.

■The Senior General Manager of the Corporate Human Resources Division will consult with Audit Committee members regarding the evaluation of performance by and relocation of employees exclusively assisting the Audit Committee.

■Establish a system for reporting information about the Company and its subsidiaries to the Audit Committee via the divisions in charge of internal control.

■Provide opportunities to attend important meetings, including Executive Officer meetings, to Standing Members of the Audit Committee.

■Establish internal regulations and systems to protect people who reported information about the Company and its subsidiaries to the Audit Committee.

■Establish internal regulations regarding the processing of expenses and debts incurred in the execution of the duties of the Audit Committee members.

■Establish the following structures and systems in relation to other audits by the Audit Committee:

1. Conduct investigation of the Company and its subsidiaries.

2. Undertake deliberations to determine audit policies, methods, implementation status and results of the audit by regularly convening debriefing sessions between the Independent Auditor and Executive Officers in charge of audits.

3. Hold discussions between the Audit Committee members and Executive Officers, etc. (the execution divisions) for ensuring audit effectiveness of the Audit Committee.

■Employees whose job is exclusively to assist the Audit Committee are assigned and are assisting the Audit Committee.

■The Senior General Manager of the Corporate Human Resources Division consults with Audit Committee members regarding the evaluation of performance by and relocation of employees exclusively assisting the Audit Committee.

■Reporting systems are established based on the type of information, and information about the Company and its subsidiaries is reported to the Audit Committee via the divisions in charge of internal control.

■Results of internal audit are reported to the Audit Committee on a regular basis from the internal auditors via the Executive Officers in charge of audits.

■An internal whistle-blower system is developed and its details are reported to the Audit Committee members.

■Internal regulations and systems to protect people who reported information about the Company and its subsidiaries to the Audit Committee are established and are thoroughly informed in the Group.

■Internal regulations regarding the processing of expenses and debts incurred in the execution of the duties of the Audit Committee members are established, and such expenses and debts are properly processed.

■The Audit Committee members attend important meetings including Executive Officer meetings, hold discussions with Executive Officers, etc., and conduct investigations such as interviews with the executives of the Company’s offices and subsidiaries.

■The Audit Committee undertakes deliberations to determine audit policies, methods, implementation status and results of the audit by regularly receiving reports from the Independent Auditor and Executive Officers in charge of audits and exchanging opinions.

1

(2) Internal regulations and systems to ensure the properness of operations within the Mitsubishi Electric Group are established. Executive Officers take responsibility for constructing such systems within the areas over which they are appointed. Important matters are deliberated by convening Executive Officer meetings.

Executive Officers regularly monitor the status of management of the systems. The divisions in charge of internal control monitor the status of design and management of internal control system and regulations. Also, an internal whistle-blower system is developed and its details are reported to the Audit Committee members.

Furthermore, the status of management of the system is audited by internal auditors, and the audit results are reported regularly to the Audit Committee via Executive Officers in charge of audit.

Item	Matters resolved	Status of management
The development of systems necessary to ensure that the execution of duties by Executive Officers complies with laws and regulations and the Articles of Incorporation

■Establish internal regulations ensuring that the Executive Officers’ performance and execution of duties is in accordance with laws and regulations and the Articles of Incorporation. Internal auditors shall monitor the status of management.

■Establish internal regulations related to compliance and develop a system necessary for promoting compliance.

■Internal regulations ensuring that the Executive Officers’ performance and execution of duties is in accordance with laws and regulations and the Articles of Incorporations are established. Their duties are executed in accordance with these internal regulations.

■Various compliance activities are conducted in accordance with the established internal regulations related to compliance.

■Compliance training is implemented for all Executive Officers on a regular basis. Points of concern for Executive Officers in light of legal reform and social trends are provided.

Executive Officers take responsibility for constructing systems to ensure the properness of operations of the Group within the areas over which they are appointed, and regularly monitor the status of management of the systems.

The divisions in charge of internal control monitor the status of design and management of internal control system and regulations. Also an internal whistle-blower system is developed and its details are reported to the Audit Committee members.

The status of management of the systems is audited by internal auditors, and the audit results are reported regularly to the Audit Committee via Executive Officers in charge of audit.

Other systems prescribed by the applicable Ordinance of the Ministry of Justice as systems necessary to ensure the properness of operations of the Company, and of the corporate group formed by the Company and its subsidiaries

■Establish internal regulations related to the record keeping and information management regarding Executive Officers’ performance and execution of duties. Internal auditors shall monitor the status of management.

■Executive officers shall take responsibility for constructing risk management systems related to possible losses within the areas over which they are appointed. Important matters shall be deliberated at Executive Officer meetings. Internal auditors shall monitor the status of management.
In addition, establish internal regulations related to the emergency response division and other functions, preparing for emergency situations which may seriously affect management of the entire company.

■Executive officers shall take responsibility for ensuring management efficiency within the areas over which they are appointed.

In addition, an environment where each Executive Officer can share and discuss issues

■Internal regulations related to the record keeping and information management regarding Executive Officers’ performance and execution of duties are established. Record keeping and information management are carried out in an appropriate manner.

■Executive Officers take responsibility for constructing risk management systems related to possible losses within the areas over which they are appointed. Important matters are deliberated by convening Executive Officer meetings.

■Preparing for emergency situations which may seriously affect management of the entire company, internal regulations related to the emergency response division and other functions are established, discussed, and handled.

■Executive officers take responsibility for ensuring management efficiency within the areas over which they are appointed. Important matters are deliberated by convening

2

Item	Matters resolved	Status of management

across the entire company shall be established.

Important matters shall be deliberated at Executive Officer meetings. Internal auditors shall monitor the status of management.

■Establish the following systems ensuring that employees’ performance and execution of duties is in accordance with laws and the Articles of Incorporation. Internal auditors shall monitor the status of management.

1. Establish internal regulations and action guidelines regarding ethics and compliance.

2. Implement an internal whistle-blower system.

Executive Officer meetings.

In addition, issues across the entire company are shared and discussed among Executive Officers.

■Internal regulations and action guidelines regarding ethics and compliance are established, based on which the performance and execution of duties is carried out.

■Various types of compliance-related trainings are implemented for employees on a regular basis.

3

Item	Matters resolved	Status of management

■The following systems shall be established in order to ensure the properness of operations within the Group.

1. Executive officers shall manage the subsidiaries within the areas over which they are appointed.

2. Establish action guidelines shared throughout the Group regarding ethics and compliance.

3. Create a specialized organization for integrated management of the Group companies.

4. Build systems for reporting matters relating to the performance and execution of duties of the Group companies, managing risks of possible losses, and ensuring the efficiency of performance and execution of duties, and establish management standards. Important matters shall be deliberated and reported at Executive Officer meetings.

5. Conduct regular audits of subsidiaries by internal auditors.

■Executive Officers take responsibility for managing the subsidiaries within the areas over which they are appointed.

■Action guidelines shared throughout the Group regarding ethics and compliance are established and thoroughly informed in the Group.

■A specialized organization for the management of associated companies is created for the integrated management of the Group companies.

■In order to ensure the properness of operations within the Group, management standards for the Group companies are established. Important matters of the Group companies are deliberated and reported by convening Executive Officer meetings.

4

■Consolidated Financial Statements

Consolidated Statement of Changes in Equity

(April 1, 2022 to March 31, 2023)

(Millions of yen)

Items	Mitsubishi Electric Corp. stockholders’ equity					Total	Non-controlling interests	Total equity
	Common stock	Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost
Balance at beginning of period	175,820	202,695	2,464,966	184,528	(52,068)	2,975,941	121,456	3,097,397
Net profit			213,908			213,908	11,036	224,944
Other comprehensive income (loss), net of tax				134,156		134,156	4,485	138,641
Comprehensive income	–	–	213,908	134,156	–	348,064	15,521	363,585
Reclassification to retained earnings			41,786	(41,786)		–		–
Dividends			(84,524)			(84,524)	(10,382)	(94,906)
Purchase of treasury stock					(1,575)	(1,575)		(1,575)
Disposal of treasury stock		(928)			928	0		0
Transactions with non-controlling interests and others		1,121				1,121	(2,398)	(1,277)
Balance at end of period	175,820	202,888	2,636,136	276,898	(52,715)	3,239,027	124,197	3,363,224

5

Notes to Consolidated Financial Statements:

1. Basis of Preparation of Consolidated Financial Statements
The consolidated financial statements of Mitsubishi Electric Corporation (the “Company”) are prepared in accordance with the International Financial Reporting Standards (“IFRS”), pursuant to the Article 120, Paragraph 1 of the Ordinance of Company’s Accounting. However, based on the second sentence of the same paragraph, some disclosure items required under IFRS are omitted.
2. Scope of Consolidation and Application of the Equity Method
Number of consolidated subsidiaries: 209
Number of associates and joint ventures accounted for using the equity method: 40
3. Significant Accounting Policies
(1) Valuation of Financial Instruments
(a) Non-derivative Financial Assets

(i)       Financial assets measured at amortized cost

When financial assets are held within a business model whose objective is to hold assets in order to collect contractual cash flows and the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, such financial assets are classified as financial assets measured at amortized cost. Financial assets measured at amortized cost are initially recognized at fair value, and subsequently measured at the initial recognition amount plus or minus accumulated amortization using the effective interest method, adjusting allowance for credit losses.

(ii)       Financial assets measured at fair value

Equity instruments which are held primarily to maintain and strengthen business relationships are designated as financial assets measured at fair value through other comprehensive income, and all other financial instruments are classified as financial assets measured at fair value through profit or loss.

-    Financial assets measured at fair value through other comprehensive income are initially measured at fair value. Changes in fair value after initial recognition are recognized in other comprehensive income.

-    Financial assets measured at fair value through profit or loss are initially measured at fair value. Changes in fair value after initial recognition are recognized in profit or loss.

(b) Non-derivative Financial Liabilities
(i) Financial liabilities measured at fair value through profit or loss
Liabilities related to contingent considerations are classified into financial liabilities measured at fair value through profit or loss. Financial liabilities measured at fair value through profit or loss are initially recognized at fair value. Changes in fair value after initial recognition are recognized in profit or loss.
(ii) Financial liabilities measured at amortized cost
Financial liabilities other than financial liabilities measured at fair value through profit or loss are classified into financial liabilities measured at amortized cost. Financial liabilities measured at amortized cost are initially recognized at fair value, and subsequently measured at the initial recognition amount plus or minus accumulated amortization using the effective interest method.
(c) Derivatives
Derivatives are initially measured at fair value at the time that contracts are entered into. They are subsequently remeasured at fair value and resulting gains or losses are recognized in profit or loss. However, the effective part of cash flow hedges is recognized in other comprehensive income.
(2) Valuation of Inventories
Inventories are measured at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. In determining the cost, work-in-process for build-to-ordered products are recorded under the specific identification method and make-to-stock products are recorded under the average cost method. Raw material and finished goods inventories are generally recorded using the average-cost method.

6

(3) Valuation and Depreciation of Property, Plant and Equipment
(a) Property, Plant and Equipment
The cost model is used to measure property, plant and equipment which are presented at cost less any accumulated depreciation and any accumulated impairment losses. Depreciation of property, plant and equipment is generally calculated by the diminishing balance method over the estimated useful life of the assets, except for certain assets which are depreciated by the straight-line method.
(b) Right-of-use Assets

Right-of-use assets are recognized for all leases other than leases that have a lease term of 12 months or less and leases for which the underlying asset is of low value.

Right-of-use assets are initially measured at cost, which mainly comprises the amount of the initial measurement of lease liabilities. Lease liabilities are initially measured at the present value of the remaining lease payments at the commencement date that are discounted mainly using the lessee’s incremental borrowing rate. After the initial recognition, right-of-use assets are measured applying a cost model, and presented at cost less any accumulated depreciation and any accumulated impairment losses.

Right-of-use assets are depreciated over the shorter of the useful life or the lease term in the same way as the depreciation of property, plant and equipment owned by the Group.

(4) Impairment of Non-financial Assets
The Company and its consolidated subsidiaries determine whether there is an indication of impairment for non-financial assets, excluding inventories and deferred tax assets. If there is an indication of impairment, these non-financial assets are tested for impairment by estimating the recoverable amount of the asset or cash generating unit. Goodwill and intangible assets with an indefinite useful life are tested for impairment at least annually at the same time every year, irrespective of whether there was any indication of impairment. An impairment loss is recognized in profit or loss if the carrying amount of an asset or a cash generating unit exceeds its recoverable amount.
(5) Provisions
Provisions are recognized when the Company and its consolidated subsidiaries have a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are recognized at the amounts of estimated future cash flows discounted to their present value using a pre-tax discount rate that reflects the time value of money and the risks specific to the liabilities.
(6) Accounting Treatment of Post-employment Benefits

The present value of the defined benefit obligations and the related current service cost and past service cost are determined using the projected unit credit method.

Discount rates are determined by reference to the market yields of high quality corporate bonds, at the end of the consolidated fiscal year.

Net defined benefit liability or asset is determined at the present value of the defined benefit obligation less the fair value of the plan assets.

The amount of change arising from the remeasurement of defined benefit plans is fully recognized in other comprehensive income in the periods in which it arises and immediately reclassified to retained earnings. Past service costs are recognized in profit or loss for the period in which they arise.

(7) Revenues

The Company and its consolidated subsidiaries recognize revenue in an amount that reflects the consideration to which they expect to be entitled by transferring a good or service to a customer using the five-step approach below, except for income from interest and dividends as defined in IFRS 9.

Step1: Identify the contract(s) with a customer.

Step2: Identify the performance obligations in the contract.

Step3: Determine the transaction price.

7

Step4: Allocate the transaction price to the separate performance obligations in the contract.

Step5: Recognize revenue when (or as) the entity satisfies a performance obligation.

For mass-produced goods such as home appliances, semiconductors and industrial products, revenue is recognized when the customer accepts the product. For products requiring acceptance inspection of delivered goods, revenue is only recognized when the customer accepts the product, the Company and its consolidated subsidiaries verify that the product achieves predefined performance and there remain only verification of items that are not significant for the customer’s final operation check. Consideration for transactions is received primarily within one year after the performance obligation has been satisfied.

Revenue from maintenance agreements is recognized over the contract term as the maintenance is provided.

Revenue from specific construction contracts meeting certain criteria is recognized according to the progress of the construction if progress can be reasonably measured. Revenue is recognized only to the extent of the cost incurred if progress cannot be reasonably measured. The progress of construction is measured by comparing the cost incurred through the current year to the estimated total cost. Estimates and underlying assumptions for the aggregate amount of estimated cost are reviewed on an ongoing basis since there is a possibility that the cost incurred may change due to the progress of construction.

Revenue is recognized in an amount that reflects the consideration to which the Company and its consolidated subsidiaries expect to be entitled by transferring the good or service. For contracts which consist of any combination of products, equipment, installation and maintenance, each element is treated as a separate performance obligation and revenue is allocated to each element in proportion to its stand-alone selling price when the good or service provided has a stand-alone value as a separate product.

For contracts which include subsequent changes in consideration such as rebates and discounts, the transaction price is determined by taking into account the variable consideration in a way that the actual value does not significantly diverge from the estimate.

For contracts in which the Company and its consolidated subsidiaries do not have discretion in establishing the transaction price, do not have inventory risk, or another party is primarily responsible for fulfilling the contract, revenue is recognized on a net basis.

4. Notes to Accounting Estimates
The Group used accounting estimates for the following items to recognize their amounts in the consolidated financial statements for this fiscal year. These accounting estimates may significantly affect the consolidated financial statements for the next fiscal year.

(1)     Estimated Total Cost of Contracts in which Performance Obligations are satisfied Over Time

The Group recognizes revenue for specific construction contracts meeting certain criteria in the Infrastructure segment, Life segment and Business Platform segment according to the progress of the construction. Revenue* in the Infrastructure segment, Life segment and Business Platform segment in this fiscal year are ¥973,139 million, ¥1,947,157 million and ¥429,320 million respectively. A part of these revenues are recognized according to the progress of the construction. The progress of construction is measured by comparing the cost incurred through this fiscal year to the estimated total cost. The estimated total cost is calculated for each contract based on various information such as the contract details of the relevant construction contract, required specifications, the presence or absence of new technological development elements, and historical incurred cost results for similar contracts.

8

The estimated total cost may be fluctuated due to changes in the environment. Deviations between estimates and actual results may significantly affect the amount of revenue in the consolidated financial statements for the next fiscal year.

Note: Revenue of each segment includes internal revenue between segments (transfer).

(2)     Recognition and Measurement of Provisions

The Group records the expected amount of future losses on construction contracts in the Infrastructure segment, Life segment and Business Platform segment as a provision for loss on construction, if it is probable that the estimated total cost of such construction will exceed the contract order amount and if the expected loss amount can be reasonably estimated. The balance of provision for loss on construction as of March 31, 2023 is ¥55,491 million. The estimated total cost is calculated for each contract based on various information such as the contract details of the relevant construction contract, required specifications, the presence or absence of new technological development elements, and historical incurred cost results for similar contracts.

The Group generally offers warranties on their products against certain manufacturing and other defects for specific periods of time and/or used conditions of the product. The Group records a provision for product warranties if it is probable that the future cost will be incurred as of the end of the fiscal year and if the expected cost can be reasonably estimated. The Group estimates future warranty costs based primarily on the historical experience of actual warranty claims as well as current information on repair costs. The balance of provision for product warranties as of March 31, 2023 is ¥57,962 million.

The estimated total cost in provision for losses on construction contracts and estimated future warranty cost in provision for product warranties may be fluctuated due to changes in the environment. Deviations between estimates and actual results may significantly affect the amount of provision for losses on construction contracts and provision for product warranties in the consolidated financial statements for the next fiscal year.

(3)     Recoverable Amount of Property, Plant and Equipment, Goodwill and intangible assets

For the impairment test of property, plant and equipment, goodwill, and intangible assets, the recoverable amount of an asset or cash generating unit is calculated as the higher of its value in use and its fair value less costs of disposal. Estimated future cash flows used in the calculation of value in use are discounted to their present value using a pre-tax discount rate reflecting the time value of money and the risks specific to the asset. Impairment losses are recognized in profit or loss if the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount. Impairment losses of ¥25,012 million are recognized for this fiscal year. As a result, the balance of property plant and equipment is ¥896,313 million, and the balance of goodwill and intangible assets is ¥190,601 million as of March 31, 2023.

The estimated future cash flows and estimated fair value less costs of disposal may be fluctuated due to changes in the environment. Deviations between estimates and actual results may significantly affect the amount of impairment losses on property, plant and equipment, goodwill and intangible assets in the consolidated financial statements for the next fiscal year.

The Group believes that the estimates based on these assumptions are reasonable. However, if any changes occur in the economic environment and accordingly revisions are required for such estimates, the recognition of impairment losses may become necessary for the next fiscal year.

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(4)     Recoverability of Deferred Tax Assets

A deferred tax asset is recognized for deductible temporary differences, unused tax losses carryforwards and tax credit carryforwards to the extent that is probable that they can be utilized against future taxable profit. In assessing the realizability of deferred tax assets, the Group estimates future taxable income, and considers whether it is probable that some portion or all of the deferred tax assets will be realized. The Group consider the scheduled reversal of deferred tax liabilities, projected future taxable profit, and tax planning strategies in making this assessment. The balance of deferred tax assets as of March 31, 2023 is ¥154,441 million.

The estimated future taxable profit may be fluctuated due to changes in the environment. Deviations between estimates and actual results may significantly affect the amount of deferred tax assets in the consolidated financial statements for the next fiscal year.

(5)     Measurement of Defined Benefit Obligation

Defined benefit obligation is calculated based on actuarial assumptions, such as the discount rate, the retirement rate, the lump-sum payment selection rate, and the mortality rate. The period of discount is determined based on the period to the date on which future annual benefits are expected to be paid. Discount rates are determined by reference to market yields consistent with the period of discount on high quality corporate bonds at the end of this fiscal year. The balance of net defined benefit liabilities as of March 31, 2023 is ¥153,821 million.

The actuarial assumptions may be fluctuated due to changes in the environment. Deviations between assumptions and actual results or changes in assumptions may significantly affect the amount of defined benefit obligation in the consolidated financial statements for the next fiscal year.

(6)     Fair Value of Financial Instruments

The fair value of non-marketable equity instruments is calculated based on comprehensively taking into consideration quantitative information on the net assets and other financial information of the investee and forecasts of its future cash flows. The balance of non-marketable equity instruments as of March 31, 2023 is ¥80,988 million.

The estimated fair value may be fluctuated due to changes in the environment. Changes in assumptions such as investee’s performance and future cash flows estimation may affect the amount of other comprehensive income for the next fiscal year.

5. Notes to Consolidated Statement of Financial Position
(1) Allowance for credit losses directly deducted from assets: ¥15,422 million
(2) Accumulated depreciation of property, plant and equipment: ¥2,686,952 million The figure for accumulated depreciation of property, plant and equipment includes accumulated impairment losses.

(3)     Accumulated Other Comprehensive Income (Loss)

Changes in fair value of financial assets measured at fair value through other comprehensive income: ¥113,579 million

Exchange differences on translating foreign operations: ¥163,249 million

Net changes in the fair value of cash flow hedges: ¥70 million

(4) Guarantee liabilities: ¥5,014 million
6. Notes to Consolidated Statement of Changes in Equity
(1) Class and Total Number of Shares Issued and Outstanding and Treasury Stock as of March 31, 2023

Shares issued and outstanding (common stock): 2,147,201,551 shares

Treasury stock (common stock): 35,681,952 shares

Note: Treasury stock includes 1,583,011 shares of the Company’s stock held by the Board Incentive Plan Trust.

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(2) Items Concerning Dividends
Dividends paid: ¥84,524 million
7.	Notes to Financial Instruments
(1)	Items Concerning the Status of Financial Instruments

The Company and its consolidated subsidiaries undertake fund management primarily through short-term investments that have a maturity of three months or less from the date of acquisition and are readily convertible to cash and which are subject to an insignificant risk of changes in value. Such funds are recognized in cash and cash equivalents. Financing is conducted through borrowings from financial institutions and by issuing bonds.

Risks associated with customer credit risk-related trade receivables and contract assets are managed by first conducting screening through external agencies, then establishing customer credit limits and regularly monitoring customers’ financial condition.

Other financial assets are mainly equity instruments, which are managed by regularly monitoring their fair value. The Company and certain consolidated subsidiaries also make use of derivative instruments to avoid market risks from changes in foreign currencies and interest rates, and do not hold or issue financial instruments for trading purposes.

(2)	Items Concerning the Fair Value of Financial Instruments

The Group classifies fair value measurements from level 1 to level 3 according to the observability of the inputs used in measurement:

Level 1: Quoted prices for identical assets or liabilities in active markets

Level 2: Fair value calculated directly or indirectly using observable prices other than those in level 1

Level 3: Fair value calculated using valuation techniques including unobservable inputs

A determination is made at the end of each fiscal year as to whether there are financial instruments for which transfers between levels were carried out. There were no financial instruments with significant transfers between levels in this fiscal year.

For financial instruments classified as level 3, no significant increase or decrease in the fair value is expected if unobservable inputs are changed to reasonably possible alternative assumptions.

(i)       Financial instruments measured at amortized cost

Methods of measurement of fair value, carrying amount and fair value of financial instruments measured at amortized cost are as follows:

(Borrowings (including long-term borrowings to be repaid within 1 year))

Fair values of borrowings are calculated using the present value of future cash flows discounted by the expected interest rate for similar new contracts and are classified as level 2 because fair value is calculated using observable market data.

(Millions of Yen)

	Carrying Amount	Fair Value
Borrowings (including long-term borrowings to be repaid within 1 year)	164,773	160,437
Note: The fair value of financial assets and financial liabilities measured at amortized cost other than the above approximated the carrying amounts.

(ii)     Financial instruments measured at fair value on a recurring basis

The method of measurement of fair value and fair value of financial instruments measured at fair value on a recurring basis are as follows:

(Equity instruments and debt instruments)

The fair value of marketable equity instruments is calculated based on the market price at the end of the fiscal year and are classified as level 1 because fair value is calculated using the market value of an identical asset in an active market.

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The fair value of non-marketable equity instruments and debt instruments is calculated based on comprehensively taking into consideration quantitative information on the net assets and other financial information of the investee and forecasts of its future cash flows, and are classified as level 3 because fair value is calculated based on valuation techniques using unobservable indicators.

(Derivative assets and liabilities)

Fair values of derivatives are calculated based on market interest rates and market rates of foreign exchange banks as financial assets or financial liabilities measured at fair value through profit or loss and are classified as level 2 because fair value is calculated using observable market data.

(Contingent considerations )

The fair value of liabilities related to contingent considerations is calculated using the present value taking into account the probability of possible payment to contract counterparties and classified as level 3 because fair value is calculated based on valuation techniques using unobservable indicators.

(Millions of yen)

	Level 1	Level 2	Level 3	Total
Equity instruments	225,587	_	80,400	305,987
Debt Instruments	_	_	588	588
Derivative assets	_	2,352	_	2,352
Total Assets	225,587	2,352	80,988	308,927
Derivative Abilities	_	1,508	_	1,508
Contingent considerations	_	_	1,717	1,717
Total Liabilities	_	1,508	1,717	3,225

8. Notes to Per Share Information

Equity attributable to Mitsubishi Electric Corp. stockholders per share: ¥1,533.98

Basic earnings per share for net profit attributable to Mitsubishi Electric Corp. stockholders: ¥101.30

Diluted earnings per share for net profit attributable to Mitsubishi Electric Corp. stockholders: ¥101.30

9. Notes to Significant Subsequent Events

The Company’s Board of Directors resolved on April 28, 2023 to repurchase shares of the Company’s stock pursuant to the provisions of Article 459, paragraph 1 of the Companies Act, as well as Article 31 of the Company’s Articles of Incorporation.

(1)   Reason for Repurchase of Company Shares

Based on the financial policies of Mitsubishi Electric’s medium-term management plan, the Company will repurchase its own stock to primarily enhance shareholder returns, strengthen capital efficiency.

(2)   Details of Repurchase

(i)       Type of shares to repurchase:Common stock

(ii)      Number of shares to repurchase:40,000,000 shares (maximum unit)

(iii)     Aggregate value of repurchase:¥50,000 million (maximum limit)

(iv)     Repurchase period: May 1, 2023-March 29, 2024

(v)      Repurchase method: Market trades on Tokyo Stock Exchange

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10. Notes to Revenue

The Group’s business consists of 5 reportable segments: Infrastructure, Industry and Mobility, Life, Business Platform and Others. Revenue is presented by these categories since the Company’s management periodically uses them for decision of business resources allocation and evaluation of business operations.

Revenue is disaggregated by region according to the customer’s location. The relationship between these disaggregated revenue and segment revenue are as follows.

In this fiscal year, in line with a change of the management structure as of April 1, 2022, reportable segments were changed to the 5 segments as above from the previous 6 segments: Energy and Electric Systems, Industrial Automation Systems, Information and Communication Systems, Electronic Devices, Home Appliances and Others.

	(Millions of yen)
	Japan	Overseas					Consolidated total
		North America	Asia	Europe	Other	Subtotal
Infrastructure	766,901	114,866	52,018	15,460	11,670	194,014	960,915
Industry and Mobility	631,446	236,467	589,218	172,539	13,775	1,011,999	1,643,445
Life	780,021	256,470	461,332	371,696	58,482	1,147,980	1,928,001
Business Platform	145,487	16,113	101,039	46,941	449	164,542	310,029
Others	143,175	1,646	15,296	1,176	11	18,129	161,304
Consolidated total	2,467,030	625,562	1,218,903	607,812	84,387	2,536,664	5,003,694

11. Other Notes

Other profit (loss)

Other profit (loss) in this fiscal year includes impairment losses of ¥25,012 million on property, plant and equipment, intangible assets and others as well as gain on sale of land of ¥24,601 million.

The impairment losses were mainly due to a prolonged, unfavorable procurement environment caused mainly by soaring material and logistics costs at a certain domestic manufacturing facility in the automotive equipment business within the Industry and Mobility segment. The Company recorded impairment losses of ¥17,956 million for property, plant and equipment related to business assets such as machinery and equipment, and ¥717 million for intangible assets and others. The recoverable amount of ¥25,910 million is mainly measured based on the fair value less costs of disposal. These measurements are based on real estate appraisal amount. The fair value hierarchy is level 3.

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■Financial Statements

Statement of Changes in Net Assets

(April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings					Treasury stock	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
						Reserve for reduction entry	General reserve	Retained earnings brought forward
Balance at beginning of period	175,820	181,140	181	181,321	43,955	9,583	300,000	742,810	1,096,349	(52,068)	1,401,422
Changes of items during the period
Provision of reserve for reduction entry						236		(236)	–		–
Dividends from surplus								(84,524)	(84,524)		(84,524)
Net income								146,293	146,293		146,293
Purchase of treasury stock										(1,575)	(1,575)
Disposal of treasury stock			(0)	(0)						928	928
Net change of items other than shareholders’ equity											–
Total changes of items during the period	–	–	(0)	(0)	–	236	–	61,532	61,769	(647)	61,122
Balance at end of period	175,820	181,140	181	181,321	43,955	9,819	300,000	804,343	1,158,118	(52,715)	1,462,545

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	Valuation and translation adjustments			Total net assets
	Unrealized gains (losses) on securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at beginning of period	89,342	(584)	88,757	1,490,180
Changes of items during the period
Provision of reserve for reduction entry
Dividends from surplus				(84,524)
Net income				146,293
Purchase of treasury stock				(1,575)
Disposal of treasury stock				928
Net change of items other than shareholders’ equity	20,507	552	21,060	21,060
Total changes of items during the period	20,507	552	21,060	82,182
Balance at end of period	109,849	(31)	109,818	1,572,363

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Notes to Financial Statements:

1. Valuation of Inventories
Raw materials and finished goods are generally recorded using the average-cost method. In work-in-process, Mitsubishi Electric Corporation (the “Company”) records the ordered products at the acquisition cost and the regular purchased products at the average production cost. The inventories on the balance sheet are measured by reflecting write-downs resulting from decreased profitability.
2. Valuation of Short-Term Investment and Investment Securities
(1) Investment in subsidiaries and affiliates: Cost method using the moving-average method
(2) Other securities:
Marketable securities: Fair value at the fiscal year-end. (Unrealized gains and losses, net of the related tax effect are directly recorded in shareholders' equity. The cost is determined on the moving-average method.)
Non-marketable securities: Cost method using the moving-average method
3. Depreciation of property, plant and equipment is calculated by the declining-balance method. However, depreciation of buildings (excluding attached facilities) acquired since April 1, 1998, and on facilities attached to buildings and structures acquired since April 1, 2016 are calculated by the straight-line method.
4. Basis for Calculating Provisions
(1) Allowance for doubtful accounts: To prepare for possible losses on uncollectible notes and accounts receivable. The Company records the estimated uncollectible amounts based on credit loss history for general accounts receivable, and the collectability for each individual account for specific doubtful receivables.
(2) Provision for product warranties: To prepare for expenses related to the servicing of products, the Company records an estimated amount based upon historical experience.
(3) Provision for losses on construction contracts: To prepare for possible losses on the estimated amount of uncompleted construction contracts during the fiscal year, the Company records provisions for aforementioned estimated amount.

(4)  Retirement and severance benefits: To prepare for employees’ retirement benefits, the Company records an amount calculated based upon the estimated retirement and severance benefit obligations and the fair value of plan assets at the end of the fiscal year.

Past service costs are amortized as incurred using the straight-line method over the average remaining years of service of the employees.
Actuarial gains and losses are amortized in the year following the year in which the gains or losses are recognized using the straight-line method over the average remaining years of service of the employee.

(5) Provision for loss on investments in foreign subsidiaries and affiliates: To prepare for losses related to overseas investments, the Company records the amount of estimated losses based upon the financial conditions of the entities in which it has investments.
(6) Provision for directors’ retirement benefits: To prepare for the payment of retirement benefits to directors and executive officers, the Company records the estimated amount at fiscal year-end calculated based upon internal regulations.
(7) Provision for competition-law-related expense: The Company records the estimated contingent losses related to Competition Laws.

5.     Basis for Calculating Revenue and Expenses

The Company recognizes revenue in an amount that reflects the consideration to which they expect to be entitled by transferring a good or service to a customer using the five-step approach below, except for income from interest and dividends.

Step1: Identify the contract(s) with a customer.

Step2: Identify the performance obligations in the contract.

Step3: Determine the transaction price.

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Step4: Allocate the transaction price to the separate performance obligations in the contract.

Step5: Recognize revenue when (or as) the entity satisfies a performance obligation.

For mass-produced goods such as home appliances, semiconductors and industrial products, revenue is recognized when the customer accepts the product. For products requiring acceptance inspection of delivered goods, revenue is only recognized when the customer accepts the product, the Company verifies that the product achieves predefined performance and there remains only verification of items that are not significant for the customer’s final operation check. Consideration for transactions is received primarily within one year after the performance obligation has been satisfied.

Revenue from maintenance agreements is recognized over the contract term as the maintenance is provided.

Revenue from specific construction contracts meeting certain criteria is recognized according to the progress of the construction if progress can be reasonably measured. Revenue is recognized only to the extent of the cost incurred if progress cannot be reasonably measured. The progress of construction is measured by comparing the cost incurred through the current year to the estimated total cost. Estimates and underlying assumptions for the aggregate amount of estimated cost are reviewed on an ongoing basis since there is a possibility that the cost incurred may change due to the progress of construction.

Revenue is recognized in an amount that reflects the consideration to which the Company expects to be entitled by transferring the good or service. For contracts which consist of any combination of products, equipment, installation and maintenance, each element is treated as a separate performance obligation and revenue is allocated to each element in proportion to its stand-alone selling price when the good or service provided has a stand-alone value as a separate product.

For contracts which include subsequent changes in consideration such as rebates and discounts, the transaction price is determined by taking into account the variable consideration in a way that the actual value does not significantly diverge from the estimate.

6.     Adoption of Group Tax Sharing System

The Company transitioned from the consolidated taxation system to the group tax sharing system in this fiscal year. Accordingly, the accounting treatment and disclosure of income taxes, local income taxes, and tax effect accounting are based on the Practical Solution on the Accounting and Disclosure Under the Group Tax Sharing System (Practical Solution No. 42, August 12, 2021; hereinafter the “Practical Solution No. 42”). In addition, based on Paragraph 32 (1) of Practical Solution No. 42, the Company deems that there is no impact of changes in accounting policies due to the adoption of Practical Solution No. 42.

7.     Accounting Estimates

Items and balances including major accounting estimates and assumptions that could have a significant effect on the amounts in the financial statements of the Company are as follows.

The details of the estimates have been omitted as they are identical to those in the notes to the consolidated financial statements.

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(i)       Estimated total cost of contracts in which performance obligations are satisfied over time

The Company has reported net sales of ¥2,712,165 million. A part of this is revenue recognized according to the progress of the construction pursuant to contract agreements.

(ii)      Provisions

Reserve for loss on construction contracts ¥23,238 million

Reserve for product warranties ¥38,145 million

(iii)     Property, plant and equipment and intangible fixed assets ¥425,221 million

(iv)     Deferred tax assets ¥39,559 million

(v)      Investments and other assets - other

At the end of this fiscal year, plan assets exceeded the retirement and severance benefit obligations as adjusted for unrecognized actuarial gains and losses. A portion of the ¥162,498 million in investments and other assets - other corresponds to this excess amount.

(vi) Investment in securities and investment in subsidiaries and affiliates ¥689,237 million

8. Accumulated depreciation of property, plant and equipment: ¥1,687,036 million
The figure for accumulated depreciation of property, plant and equipment includes accumulated impairment losses.

9.	Guarantee liabilities: ¥3,140 million

Loan guarantee on borrowing of affiliates from financial institutions: ¥1,400 million; Outstanding of transferred accounts receivable with recourse: ¥942 million; Others: ¥798 million

10. Receivables from affiliates: Short-term: ¥633,181 million Long-term: ¥8,145 million Payables to affiliates: Short-term: ¥659,359 million Long-term: ¥33,198 million
11. Net sales to affiliates: ¥1,590,943 million
Purchases from affiliates: ¥1,280,610 million Total transactions with affiliates, excluding operating transactions: ¥12,481 million
12. Shares issued and outstanding at the fiscal year-end (common stock): 2,147,201,551 shares
13. Treasury stock at the fiscal year-end (common stock): 35,681,952 shares Note: The number of treasury stock includes 1,583,011 shares held through the Board Incentive Plan (BIP) Trust.
14.	Dividends

(1)       Amount of dividends paid

Resolution	Total cash dividends	Dividends per share	Record date	Effective date
May 25, 2022 resolution of the Board of Directors	¥54,940 million	¥26.00	March 31, 2022	June 2, 2022
October 28, 2022 resolution of the Board of Directors	¥29,583 million	¥14.00	September 30, 2022	December 2, 2022

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(2)	Dividends with a record date in the current period and the effective date in the next period
Resolution	Total cash dividends	Dividends per share	Record date	Effective date
May 15, 2023 resolution of the Board of Directors	¥54,940 million	¥26.00	March 31, 2023	June 2, 2023
15.	Significant components of the deferred tax assets and deferred tax liabilities
(1)	Deferred tax assets:

Depreciation, amortization, and others: ¥107,413 million

(2)	Deferred tax liabilities:

Gain on contribution of securities to employee retirement benefit trust and others: ¥(67,854) million

(3)	Net deferred tax assets: ¥39,559 million
16.	Transactions with Related Parties
Category	Company name	% of voting rights	Relationship	Details of transactions	Amount (¥ Millions)	Item	Period-end balance (¥ Millions)
Subsidiary	Mitsubishi Electric Europe B.V.	Direct 100%	As a subsidiary, sells Mitsubishi Electric products	Sales of Mitsubishi Electric products*	222,212	Trade accounts receivables	112,312
Subsidiary	Mitsubishi Electric Living Environment Systems Corporation	Direct 73% Indirect 27%	As a subsidiary, sells Mitsubishi Electric’s home electric systems and equipment	Sales of Mitsubishi Electric products*	196,816	Trade accounts receivables	48,337
Subsidiary	Mitsubishi Electric Automotive America, Inc.	Indirect 100%	As a subsidiary, purchases components from Mitsubishi Electric to manufacture and sell automotive equipment	Manufacture and sales of Mitsubishi Electric products*	105,242	Trade accounts receivables	43,101
Subsidiary	Mitsubishi Electric Trane HVAC US LLC	Indirect 50%	As a subsidiary, sells Mitsubishi Electric’s air conditioning equipment	Sales of Mitsubishi Electric products*	80,386	Trade accounts receivables	41,778
Note:	Terms of transactions with subsidiaries, including prices are determined through the negotiation considering the market condition.

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17.	Net assets per share: ¥744.66

Net income per share: ¥69.28

18.	Gain on sale of non-current assets of ¥22,463 million is gain on sale of land.
19.	The impairment losses of ¥22,395 million were mainly due to a prolonged, unfavorable procurement environment caused mainly by soaring material and logistics costs at a certain domestic manufacturing facility in the automotive equipment business. The Company recorded impairment losses of ¥17,956 million for property, plant and equipment related to business assets such as machinery and equipment, and ¥717 million for intangible fixed assets and others. The recoverable amount of ¥25,910 million is mainly measured based on the net sales price.
20.	Significant subsequent events

The Company’s Board of Directors resolved on April 28, 2023 to repurchase shares of the Company’s stock pursuant to the provisions of Article 459, paragraph 1 of the Companies Act, as well as Article 31 of the Company’s Articles of Incorporation.

(1)	Reason for Repurchase of Company Shares

Based on the financial policies of Mitsubishi Electric’s medium-term management plan, the Company will repurchase its own stock to primarily enhance shareholder returns, strengthen capital efficiency.

(2)	Details of Repurchase

(i)       Type of shares to repurchase:Common stock

(ii)       Number of shares to repurchase:40,000,000 shares (maximum unit)

(iii)       Aggregate value of repurchase:¥50,000 million (maximum limit)

(iv)       Repurchase period: May 1, 2023-March 29, 2024

(v)       Repurchase method: Market trades on Tokyo Stock Exchange

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